Exhibit 2.2

FORM OF

PARTICIPATION AND DEVELOPMENT AGREEMENT

By and among

Atlas Energy Resources, LLC,

Atlas America, LLC,

Viking Resources, LLC,

Atlas Resources, LLC

and

Reliance Marcellus, LLC

Dated April [    ], 2010

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EXHIBITS

Exhibit A - Designated Regions

Exhibit B - Form of Assignment

Exhibit C - Form of Joint Operating Agreement

Exhibit D - Form of Memorandum

Exhibit E - Multi-Year Plan

Exhibit F - Initial Annual Work Plan and Budget

Exhibit G - Prospective Wells

Exhibit H - Initial Geophysical Costs

Exhibit I - Overhead

Exhibit J - Gas Gathering Agreement Principles

SCHEDULES

Schedule 4.2(b)(i)(A) - Project Area 1

Schedule 4.2(b)(i)(B) - Project Area 2

Schedule 4.2(b)(i)(C) - Project Area 3

Schedule 4.2(b)(i)(D) - Project Area 4

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PARTICIPATION AND DEVELOPMENT AGREEMENT

This PARTICIPATION AND DEVELOPMENT AGREEMENT (this “Agreement”) dated April [    ], 2010 (the “Effective Date”) is by and among Atlas Energy Resources, LLC, a Delaware limited liability company (“Atlas Energy”), Atlas America, LLC, a Pennsylvania limited liability company (“Atlas America”), Viking Resources, LLC, a Pennsylvania limited liability company (“Viking”), Atlas Resources, LLC, a Pennsylvania limited liability company (“Atlas Resources”, and together with Atlas Energy, Atlas America and Viking, each individually and collectively, “Atlas”) and Reliance Marcellus, LLC, a Delaware limited liability company (“Reliance”). Atlas and Reliance shall be referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, pursuant to the Purchase and Sale Agreement, dated as of April 9, 2010, by and between Atlas Energy and Reliance (the “Purchase Agreement”), Atlas sold and conveyed to Reliance, and Reliance purchased and acquired from Atlas, concurrently with the execution of this Agreement, the Conveyed Interests (as defined hereinafter), representing a 40% undivided interest in the Subject Oil and Gas Interests (as defined hereinafter) held by Atlas, and the Parties acknowledge and agree that the transactions contemplated by the Purchase Agreement are integral to the transactions contemplated by, and the rights and obligations of the Parties under, this Agreement and the Associated Agreements (as defined hereinafter);

WHEREAS, the Parties desire to participate together in the exploration and development of the Joint Interests (as defined hereinafter) and certain other oil and gas interests in a coordinated manner; and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to such arrangement in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Atlas and Reliance agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The respective terms defined in this Section 1.1, when used in this Agreement, have the respective meanings specified herein:

“Acquired Interests” has the meaning set forth in Section 6.3(c).

“Acquiring Person” has the meaning set forth in the definition of “Change of Control.”

“Acquisition Costs” has the meaning set forth in Section 6.2.

“Acquisition Notice” has the meaning set forth in Section 6.3(a).

“AFE” has the meaning set forth in Section 5.1(b)(ii).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person; provided, that none of Atlas Pipeline Holdings, L.P., Atlas Pipeline Partners, L.P. or any of their respective Subsidiaries will be considered an “Affiliate” of Atlas, Atlas Parent or any of its wholly-owned subsidiaries.

“Agreement” has the meaning set forth in the Preamble.

“AMI” has the meaning set forth in Section 6.1.

“Annual Work Plan and Budget” means, for any Calendar Year, the work plan and budget applicable to the Joint Interests during such Calendar Year.

“Applicable Operating Agreements” means, collectively, the JOAs and all Third Party Agreements, and “Applicable Operating Agreement” means any of them.

“Associated Agreements” means (i) the Purchase Agreement, (ii) any JOA, (iii) the Standstill, AMI and Transfer Restriction Agreement, (iv) the Reliance Guarantee, (v) the Letter of Credit Agreement, (vi) the Letter of Credit, and (vii) any other documents and instruments entered into in connection with this Agreement.

“Atlas” has the meaning set forth in the Preamble; provided if any provision of this Agreement contemplates performance by a particular Atlas entity, then the term “Atlas” shall be deemed to refer to such particular entity.

“Atlas America” has the meaning set forth in the Preamble.

“Atlas Business Transaction” has the meaning set forth in Section 6.4(b).

“Atlas Credit Agreement” means that certain Credit Agreement, dated as of June 29, 2007, among Atlas Energy and certain subsidiaries named therein, as guarantors, Atlas Energy Operating Company, LLC, as borrower, the administrative agent party and the lenders each party thereto.

“Atlas Development Costs” has the meaning set forth in Section 2.1.

“Atlas Energy” has the meaning set forth in the Preamble.

“Atlas Interests” has the meaning set forth in Section 7.1(b)(i).

“Atlas Operated Area” means the acreage covered by the Joint Interests where Atlas or a wholly-owned subsidiary of Atlas Parent is designated operator.

“Atlas Parent” means Atlas Energy, Inc., a Delaware corporation.

“Atlas Participating Interest” has the meaning set forth in Section 2.1.

“Atlas Persons” has the meaning set forth in Section 6.2.

“Atlas Production” has the meaning set forth in Section 4.10(b).

“Atlas Resources” has the meaning set forth in the Preamble.

“Average Well Cost” means an amount equal to the total Development Costs paid by the Parties in the applicable Calendar Year to drill and complete horizontal wells pursuant to the terms of this Agreement, divided by the total number of gross horizontal wells drilled and completed pursuant to the terms of this Agreement during such Calendar Year.

“Business Day” means any day other than a Saturday, a Sunday, or a holiday on which commercial banks in New York, New York are closed.

“Calendar Year” means a period of 12 consecutive calendar months commencing on the first day of January and ending on the following 31st day of December, according to the Gregorian calendar.

“Change of Control” means, as to any subject Person (the “Subject Company”), any transaction as a result of which another Person (other than any Affiliate of the Subject Company) (the “Acquiring Person”) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of more than 50% of the then-outstanding Voting Interests of the Subject Company (including pursuant to any tender offer, exchange offer, consolidation, merger, amalgamation or reorganization or similar business combination) or any transaction where the power to direct or cause the direction of the management and policies of the Subject Company shall have been transferred to a Person that is not an Affiliate of the Subject Company; provided that a Change of Control of the Subject Company shall not have occurred if the Persons who beneficially own the outstanding Voting Interests of the Subject Company (or, in the case of a Subject Company that is a Subsidiary of another Person (such other Person, the “Parent Company”), the Persons who beneficially own the outstanding Voting Interests of the Parent Company) immediately before the occurrence of such transaction beneficially own, directly or indirectly, immediately after such transaction a majority of the outstanding Voting Interests of any of the Acquiring Person, the Subject Company or the Person resulting from such business combination transaction. For purposes of this definition, “Voting Interests” means securities of the Subject Company of any kind or class having power generally to vote in the election to the board of directors or similar governing body of the Subject Company.

“Confidential Data” has the meaning set forth in Section 13.11(a).

“Control” means the possession, directly or indirectly, of the following: (i) in the case of a corporation, more than 50% of the voting power of the outstanding securities thereof, (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions), (iii) in the case of a trust or estate, more than 50% of the beneficial interest therein, (iv) in the case of any other Person, more than 50% of the economic or beneficial interest therein; or (v) in the case of any Person, the power to direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by contract or otherwise; and “Controlled by” and “Controlling” have the meaning correlative thereto.

“Conveyed Interests” has the meaning set forth in the Purchase Agreement.

“Covered Claim” has the meaning set forth in Section 13.9(b).

“Defaulting Party” has the meaning set forth in Section 10.1.

“Designated Region” means any region set forth on Exhibit A.

“Development Costs” means all costs and expenses incurred in connection with the maintenance, development and operations on or relating to any Joint Interests and which are chargeable to the joint account, or for which a Party is otherwise responsible, under the terms of an Applicable Operating Agreement.

“Development Operation” means any operation undertaken pursuant to any Applicable Operating Agreement conducted in respect of this Agreement.

“Development Operations Contract” means any contract to which Development Operator is a party for which services thereunder are to be used primarily for the conduct of Development Operations.

“Development Operator” means, in each case subject to Sections 4.2, 4.5, 7.1, 7.3 or 10.1, (a) Atlas, with respect to the Joint Interests operated by Atlas and (b) Reliance, with respect to the Joint Interests operated by Reliance.

“Development Plan” means a two-year development plan applicable to the Joint Interests after the Drilling Carry Termination Date, which will be established in accordance with the terms of Sections 5.3(a) and (b).

“Direct Overhead Costs” has the meaning set forth in Section 5.8(a).

“Drilling Carry Balance” means, as of any time, the difference between the Drilling Carry Cap and the aggregate amount funded by (or, if funded pursuant to the Letter of Credit or the Reliance Guarantee, on behalf of) Reliance in satisfaction of the Drilling Carry Obligation as of such time.

“Drilling Carry Cap” means an amount equal to $1,357,471,260; provided such amount shall be reduced or increased as provided in Section 3.4.

“Drilling Carry Extension Factor” means an amount of time, rounded to the nearest whole month, equal to the product of (a) 12 months, multiplied by (b) a fraction, (i) the numerator of which shall be the maximum number of wells that may be drilled by Atlas under the Multi-Year Plan for the relevant Calendar Year, plus any catch up wells that Atlas would otherwise propose for the relevant Calendar Year pursuant to Section 5.2(c) (and ignoring any limitation set forth in Section 5.2(d) on number of wells to be drilled), minus the number of Restricted Wells for such Calendar Year, and (ii) the denominator of which shall be the maximum number of wells that may be drilled by Atlas under the Multi-Year Plan for the relevant Calendar Year, plus any catch up wells that Atlas would otherwise propose for the relevant Calendar Year pursuant to Section 5.2(c) (and ignoring any limitation set forth in Section 5.2(d) on number of wells to be drilled).

“Drilling Carry Obligation” has the meaning set forth in Section 3.1(a).

“Drilling Carry Period” has the meaning set forth in Section 3.1(a).

“Drilling Carry Shortfall” has the meaning set forth in Section 3.5.

“Drilling Carry Termination Date” means the earlier to occur of:

(a) the date on which the aggregate Drilling Carry Obligation paid by (or, if funded pursuant to the Letter of Credit or the Reliance Guarantee, on behalf of) Reliance in respect of Qualified Costs otherwise chargeable to Atlas equals the Drilling Carry Cap; and

(b) the date that is five and one-half years after the Effective Date; provided that, if the aggregate number of gross wells drilled to their target formations in respect of the Joint Interests as of the end of such five and one-half year period (excluding for this purpose any wells for which Atlas has elected not to apply the Drilling Carry Obligation pursuant to Section 3.1(a)) shall be equal to or greater than 85% of the aggregate number of gross wells set forth in the Multi-Year Plan to be drilled during such five and one-half year period (the “Drilling Target”), then the date referred to above in this clause (b) shall be the date that is seven and one-half years after the Effective Date; provided, further, that:

(i)	if there is an Excess Cost Event, then the five and one-half year period referred to above in this clause (b) shall be extended by the Drilling Carry Extension Factor pursuant to Section 5.2(d), up to a maximum time of seven and one-half years after the Effective Date;

(ii)	if there is a Force Majeure Event that results in Atlas’s inability to achieve the Drilling Target, then the five and one-half year period shall be automatically extended on a day-to-day basis to the extent such Force Majeure Event continues to result in such inability, up to a maximum time of seven and one-half years after the Effective Date; and

(iii)	if this Agreement is breached by Reliance, and such breach has caused Atlas or any of its Affiliates to fail to use the Drilling Carry Cap in satisfaction of the Drilling Carry Obligation by the end of the five and one-half year period or seven and one-half year period referred to above in this clause (b), then the Drilling Carry Termination Date shall not occur until the date on which the aggregate Drilling Carry Obligation paid by (or, if funded pursuant to the Letter of Credit or the Reliance Guarantee, on behalf of) Reliance on behalf of Atlas equals the Drilling Carry Cap.

If Reliance elects to become the Development Operator with respect to any Project Area(s) in accordance with the terms of this Agreement and Reliance, acting in such capacity, does not drill the Specified Number of Wells contemplated for such Project Area(s) by the time the Drilling Carry Termination Date occurs pursuant to clause (b) above (except to the extent Reliance does not drill such wells as the result of an Excess Cost Event or as a consequence of Atlas’ breach of this Agreement), then, notwithstanding the occurrence of the Drilling Carry Termination Date (other than under clause (a) above), Atlas shall be entitled to apply the Drilling Carry Balance to Qualified Costs for the number of wells (regardless of which Party drills such wells) equal to the difference between the Specified Number of Wells contemplated for such Project Area(s) and the actual number of wells drilled by Reliance in such Project Area(s).

“Drilling Maximum” has the meaning set forth in Section 5.3(a).

“Drilling Partnership” means a partnership entity created under applicable state Law with a primary purpose of funding the drilling of oil and gas wells, the subsequent ownership and disposition of such wells, and the production of Hydrocarbons therefrom.

“Drilling Unit” means the area fixed for the drilling of one well by order or rule of any state or federal body having authority. If a Drilling Unit is not fixed by any such rule or order, a Drilling Unit will have the size and shape as reasonably determined by the Development Operator for such Drilling Unit.

“Effective Date” has the meaning set forth in the Preamble.

“Encumbrances” has the meaning set forth in the Purchase Agreement.

“Excess Cost Event” has the meaning set forth in Section 5.2(d).

“Excess Cost Year” has the meaning set forth in Section 5.2(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Federal Courts” has the meaning set forth in Section 13.9(b).

“First Project Area” has the meaning set forth in Section 4.2(b)(i).

“First Reliance Operator Date” has the meaning set forth in Section 4.2(b)(i).

“Force Majeure Event” means any event not reasonably within the control of the Party claiming the force majeure, including the following to the extent such events are not reasonably within the control of the Party claiming the force majeure: act of God, act of the public enemy, war, blockade, public riot, lightning, fire, storm, flood or other act of nature, explosion, governmental action (including changes in laws, regulations or policies with the effect of law or, in each case, the enforcement thereof), governmental delay or restraint (including with respect to the issuance of permits) and unavailability of drilling rigs on commercially reasonable terms; provided, a “Force Majeure Event” shall not include (i) lack of financing or funds and (ii) to the extent affecting only such Party’s or such Affiliate’s employees, any strike, work stoppage or other organized labor difficulty.

“Form of Assignment” means an assignment that will be in substantially the same form as that attached to this Agreement as Exhibit B.

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Initial Development Period” means the period beginning on the Effective Date and ending on the fifth anniversary of the Effective Date.

“Initial Geophysical Costs” has the meaning set forth in Section 2.5.

“JDC Operator” has the meaning set forth in Section 5.1(a).

“JOA” means a joint operating agreement, in the form attached to this Agreement as Exhibit C, to be executed by the Parties, which in conjunction with this Agreement, shall govern all operations on the Joint Interests as between the Parties.

“Joint Development Committee” has the meaning set forth in Section 5.1(a).

“Joint Interests” means all right, title and interest of the Parties acquired (i) pursuant to the Purchase Agreement whether within or outside of the AMI and (ii) within the AMI in and to oil and gas assets in which both Parties hold an interest, whether held on, or acquired at or after, the Effective Date.

“Law” means all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of any governmental authority, including the common or civil law of any foreign or domestic governmental authority.

“Letter of Credit” means the Irrevocable Standby Letter of Credit, as renewed from time to time, dated as of the Effective Date in favor of Atlas issued pursuant to the Letter of Credit Agreement.

“Letter of Credit Agreement” means that certain Letter of Credit Agreement dated as of the Effective Date between Atlas Energy and Reliance.

“Liabilities” has the meaning set forth in Section 4.7(a).

“LMM” means Laurel Mountain Midstream, LLC, a Delaware limited liability company.

“LMM Gas Gathering Agreements” means that certain (i) Gas Gathering Agreement for Natural Gas on the Legacy Appalachian System dated as of June 1, 2009, between Atlas and LMM and (ii) Gas Gathering Agreement for Natural Gas on the Expansion Gathering System dated June 1, 2009, between Atlas and LMM.

“Marketing Period” has the meaning set forth in Section 4.10(b).

“Marketing Transaction” has the meaning set forth in Section 4.10(d).

“Memorandum” means that certain Memorandum of Participation and Development Agreement to be executed on the Effective Date by the Parties, in each case in sufficient counterparts to allow for recording, and filed against the Joint Interests to evidence the Parties respective rights and obligations under this Agreement, in the form of Exhibit D.

“Multi-Year Plan” has the meaning set forth in Section 3.2.

“Net Acre” shall mean, as computed separately with respect to each lease, (a) the number of gross acres in the lands covered by such lease, multiplied by (b) the undivided percentage interest in oil, gas or other minerals covered by such lease in such lands, multiplied by (c) Atlas’ or its applicable Subsidiary’s Working Interest in such lease; provided that if items (b) and/or (c) vary as to different areas of such lands (including depths) covered by such lease, a separate calculation shall be done for each such area as if it were a separate lease.

“Net Revenue Interest” shall mean, with respect to any lease, the interest in and to all Hydrocarbons produced, saved, and sold from or allocated to such lease, after giving effect to all royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, and other burdens upon, measured by, or payable out of production therefrom.

“New York Courts” has the meaning set forth in Section 13.9(b).

“Non-Budgeted Operation” has the meaning set forth in Section 5.3(e).

“Non-Consenting Party” has the meaning set forth in the JOA.

“Non-Defaulting Party” has the meaning set forth in Section 10.1.

“Non-Operating Interest Holder” means (a) Reliance, with respect to the Joint Interests operated by Atlas or any of its Affiliates and (b) Atlas, with respect to the Joint Interests operated by Reliance.

“Notice of Default” has the meaning set forth in Section 10.1.

“Option Acreage” has the meaning set forth in Section 6.3(a).

“Parent Company” has the meaning set forth in the definition of “Change of Control.”

“Participating Interest Share” means the aggregate percentage interest in the Joint Interests held by such Party and its Affiliates, in each case as may be adjusted from time to time in accordance with this Agreement and any JOA, which with respect to Atlas on the date hereof is equal to the Atlas Participating Interest, and with respect to Reliance on the date hereof is equal to the Reliance Participating Interest.

“Party” and “Parties” have the meaning set forth in the Preamble.

“Payment Date” has the meaning set forth in Section 6.3(c).

“Permitted Encumbrances” has the meaning set forth in the Purchase Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, governmental authority or any other entity.

“Project Area” means, as applicable, the First Project Area, the Second Project Area and the Third Project Area.

“Prospective Area” means any of the following counties in Pennsylvania: Crawford, Elk, Erie, Forest, Lawrence, Mercer, Venango or Warren; and any of the following counties in New York: Cattaraugus, Chautauqua, Delaware or Otsego.

“Prospective Wells” has the meaning set forth in Section 5.2(a).

“Purchase Agreement” has the meaning set forth in the Recitals.

“Purchase Price” has the meaning set forth in the Purchase Agreement.

“Qualified Costs” means all Development Costs in the nature of capital expenditures associated with maintenance, development and operations on or in connection with any Joint Interests or well, including third-party title review or examination, permitting, drilling, completion, geotechnical and geophysical, seismic and infrastructure costs, reclamation and related costs and capital expenditures for infrastructure required for gathering and treating, but excluding all taxes, all costs incurred in the acquisition of acreage, all costs of lease maintenance, renewals and extensions, all operating expenditures, all overhead charges, and general and administrative expenses; provided that “Qualified Costs” shall not include costs relating to an oil and gas lease (or interest in an oil and gas lease) for a well in which a Drilling Partnership owns an interest.

“Qualified Transferee” means, with respect to any Person that is an Acquiring Person in a Change of Control or transferee in a Transfer, a Person that satisfies the following conditions set forth in clause (a) and (b) below:

(a) either (1) such Person, as of the earlier of the execution of a definitive agreement providing for a Change of Control or Transfer or the date of consummation of such Change of Control or Transfer (such earlier date, the “Testing Date”), has a corporate credit rating equal to or higher than the Specified Credit Rating or (2) in the event of a Change of Control of Atlas, the credit rating of Atlas (or, if Atlas is not the surviving entity in such Change of Control transaction, the surviving entity of such Change of Control transaction) immediately after such Change of Control transaction shall have a corporate credit rating equal to or higher than the Specified Credit Rating; and

(b) either one of the following shall have been satisfied:

(i) as of the day before the Testing Date, such Person or any of its Affiliates shall be engaged in the energy business and have oil or gas operations, and shall have headquarters located within any Designated Region; or

(ii) with respect to a Change of Control of Atlas or Atlas Parent or a Transfer of the Atlas Interests, on or prior to the consummation of such Change of Control or Transfer, Ed Cohen and Jonathan Cohen (or in the event of the death of either Person, the other Person) shall have employment agreements with any of the Acquiring Person, the Subject Company undergoing a Change of Control, or any of their Affiliates, and such employment agreements shall terminate no earlier than one year following the consummation of such Change of Control or such Transfer.

“Reliance” has the meaning set forth in the Preamble.

“Reliance Business Transaction” has the meaning set forth in Section 6.4(c).

“Reliance Development Costs” has the meaning set forth in Section 2.1.

“Reliance Guarantee” means that certain Guarantee of Payment dated as of the Effective Date made by Reliance Parent on behalf of Reliance in favor of Atlas.

“Reliance Interests” has the meaning set forth in Section 7.1(a)(i).

“Reliance Offer” has the meaning set forth in Section 8.1.

“Reliance Offer Price” has the meaning set forth in Section 8.1.

“Reliance Parent” means Reliance Industries Limited, a company incorporated in India.

“Reliance Participating Interest” has the meaning set forth in Section 2.1.

“Reliance Persons” has the meaning set forth in Section 6.2.

“Reliance Production” has the meaning set forth in Section 4.10(b).

“Reliance ROFO” has the meaning set forth in Section 8.1.

“Representatives” means, as to any Party, the directors, employees, officers, advisors, attorneys, accountants, consultants, Affiliates, agents, bankers, or representatives or “controlling persons” (within the meaning of the Exchange Act) of such Party.

“Restricted Wells” has the meaning set forth in Section 5.2(d).

“Rights of Way” has the meaning set forth in Section 4.4.

“ROFO Interest” has the meaning set forth in Section 8.1.

“ROFO Notice” has the meaning set forth in Section 8.1.

“ROFO Period” has the meaning set forth in Section 8.1.

“SEC” means the United States Securities and Exchange Commission.

“Second Calendar Year” has the meaning set forth in Section 5.3(b).

“Second Project Area” has the meaning set forth in Section 4.2(b)(ii).

“Second Reliance Operator Date” has the meaning set forth in Section 4.2(b)(ii).

“Sole Risk Development Operations” means Development Operations in which either Reliance or Atlas does not participate in accordance with the terms of this Agreement and an Applicable Operating Agreement.

“Specified Change of Control” means the occurrence of both of the following: (a) Persons who, on the date hereof, constitute the board of directors of Atlas Parent (the “Incumbent Atlas Parent Directors”) cease to constitute at least a majority of the board of directors of Atlas Parent; provided that any Person who becomes a director of Atlas Parent subsequent to the date hereof whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Atlas Parent Directors then on the board of directors of Atlas Parent (either by a specific vote or by approval of the proxy statement of Atlas Parent in which such Person is named as a nominee for director) shall be an Incumbent Atlas Parent Director and (b) neither Edward Cohen nor Jonathan Cohen continue to be either a director of Atlas Parent or employed by Atlas Parent or Atlas.

“Specified Credit Rating” means B+ from Standard & Poor’s Ratings Services (S&P) or B1 from Moody’s Investors Service, Inc.

“Specified Number of Wells” means the lesser of the following: (i) the number of wells contemplated for the subject Project Area(s) under the Multi-Year Plan for the period during which Reliance is Development Operator with respect to such Project Area and (ii) the aggregate number of wells contemplated for the subject Project Area(s) under the Annual Work Plan and Budgets (or portion thereof) for the period during which Reliance is operator with respect to such Project Area(s).

“Standstill, AMI and Transfer Restriction Agreement” means that certain Standstill, AMI and Transfer Restriction Agreement dated as of the Effective Date among Atlas Parent, Atlas Energy, Reliance Parent and Reliance.

“Subject Company” has the meaning set forth in the definition of “Change of Control.”

“Subject Oil and Gas Interests” means “Assets” as such term is defined in the Purchase Agreement.

“Subsidiaries” has the meaning set forth in the Purchase Agreement.

“Tax Partnership Agreement” has the meaning set forth in the Purchase Agreement.

“Testing Date” has the meaning set forth in the definition of “Qualified Transferee.”

“Third Party Agreement” has the meaning set forth in Section 4.1(a).

“Third Party Prepared Information” has the meaning set forth in Section 5.5.

“Third Project Area” has the meaning set forth in Section 4.2(b)(iii).

“Title Benefit Cash Call Payment Amount” has the meaning set forth in the Purchase Agreement.

“Title Defect Cash Call Payment Amount” has the meaning set forth in the Purchase Agreement.

“Transfer” has the meaning set forth in Section 7.1(a)(i).

“Unpaid Carry Percentage” means, as of any time, the product of 100%, multiplied by the amount obtained by dividing (i) the Drilling Carry Balance by (ii) the Drilling Carry Cap plus the Purchase Price.

“Viking” has the meaning set forth in the Preamble.

“Working Interest” means the percentage interest in the full and entire leasehold estate in any property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

Section 1.2 Interpretive Provisions.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, and (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(b) Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

ARTICLE II

NATURE OF JOINT DEVELOPMENT; SCOPE AND COSTS

Section 2.1 Scope. This Agreement governs, among other things, the respective rights and obligations of the Parties with respect to the funding, development and operation of the Joint Interests. As of the Effective Date, Atlas owns an undivided 60% interest in the Subject Oil and Gas Interests (the “Atlas Participating Interest”), and Reliance owns an undivided 40% interest in the Subject Oil and Gas Interests (the “Reliance Participating Interest”). Except as set forth in Article III or otherwise provided in any JOA or this Agreement, each Party shall pay and be responsible for its Participating Interest Share of Development Costs incurred from and after the Effective Date in accordance with, and subject to, the terms and conditions of this Agreement and the Applicable Operating Agreements (the Participating Interest Share of Development Costs of Atlas and its Subsidiaries, the “Atlas Development Costs” and the Participating Interest Share of Development Costs of Reliance and its Subsidiaries, the “Reliance Development Costs”). If either Party assigns, sells, transfers, or conveys all or a portion of its Participating Interest Share in accordance with the provisions of this Agreement, the Participating Interest Shares shall be adjusted accordingly. Each Party shall have the right to audit Development Operator’s accounts with respect to Development Costs in which it participates and Direct Overhead Costs on the same basis as provided in the JOAs; provided each Party shall have the right to combine audits of Development Operator’s accounts with respect to the Applicable Operating Agreements where Development Operator has been designated operator.

Section 2.2 Lease Maintenance and Renewal Payments. Subject to Section 2.4, each Party shall be responsible for its Participating Interest Share of all delay rentals, shut-in or minimum royalty payments and, subject to Section 2.3(b), any other lease payments necessary to renew, maintain or extend the Joint Interests; provided that, subject to the foregoing, Atlas will make a diligent effort to pay, promptly and timely, for and on behalf of the Parties, each delay rental, shut-in payment, minimum royalty and any other lease renewal or maintenance payment for the Joint Interests, and provided further that, subject to Section 2.4, Atlas may determine, in its reasonable discretion, not to renew, maintain or extend any such Joint Interest. Atlas will not be liable to Reliance for any inadvertent act or omission pertaining to the performance of its obligations under this Section 2.2 or any loss resulting from such inadvertent act or omission unless such act or omission constitutes gross negligence or willful misconduct by Atlas. Subject to Section 2.4, Atlas may invoice Reliance 60 days prior to the date any delay rental, shut-in payment, minimum royalty or any other lease maintenance or renewal payment shall become due, and Reliance shall pay any such invoice within 30 days of receipt.

Section 2.3 Renewal and Extension of Leases by Drilling.

(a) To the extent drilling or other operations by Atlas with respect to any property included within the Joint Interests (excluding the limitation on horizons therein) but outside the oil and gas horizons included in the Joint Interests results in any renewal or extension of the Joint Interests, Reliance will be responsible for its Participating Interest Share of the costs of such drilling or other operations, and upon Reliance’s payment of such costs, Atlas will promptly assign to Reliance its Participating Interest Share in such property (including any additional horizons) and Reliance will be entitled to the Net Revenue Interest associated therewith.

(b) If Atlas determines not to renew or extend any Joint Interest pursuant to Section 2.2, Atlas will provide Reliance with no less than 30 days (to the extent reasonably possible) notice of such determination in writing prior to the expiration of such Joint Interest, and Reliance will have the right to enter into new arrangements with the applicable lessor to become solely responsible with respect to such Joint Interest. Thereafter, notwithstanding anything contained in this Agreement to the contrary, such Joint Interest shall be deemed to be excluded from the terms and conditions of this Agreement.

Section 2.4 Cost of Renewals, Extensions and Re-acquisitions. Notwithstanding anything contained in this Agreement to the contrary, if during the 18 month period commencing as of the Effective Date, any lease acquired as part of the Subject Oil and Gas Interests expires, or with respect to which an option to extend has expired, then Atlas shall, at its sole cost and expense, take any one of the following actions: (a) renew such lease, (b) lease the lands covered by such lease, (c) extend the term of such lease, or (d) enter into a replacement lease covering comparable acreage in terms of (i) the number of acres, (ii) location of the acreage, and (iii) at a Net Revenue Interest not less than, and a Working Interest not greater than, that of the expiring or invalid lease, provided that in the event Atlas is unable to find acreage with the same or a higher Net Revenue Interest, the Parties will negotiate in good faith to resolve such issue by other mutually acceptable means.

Section 2.5 Initial Geophysical Costs. Atlas and Reliance agree to allocate the payment of certain initial geophysical and geological costs in the manner set forth in Exhibit H.

Section 2.6 Reasonable Efforts. During the term of this Agreement, the Parties will cooperate fully with one another and complete diligently and in good faith the Development Operations contemplated by this Agreement in accordance with the terms of this Agreement.

ARTICLE III

DRILLING CARRY PROGRAM

Section 3.1 Drilling Carry Obligation.

(a) In addition to paying for its Participating Interest Share of Development Costs, following the Effective Date until the Drilling Carry Termination Date (the “Drilling Carry Period”), Reliance will pay, on behalf of Atlas and its applicable Subsidiaries, 75% of the Qualified Costs (except as provided in the last two sentences of this Section 3.1(a)) included within the Atlas Development Costs (such obligation to pay, the “Drilling Carry Obligation”) up to an amount not to exceed the Drilling Carry Cap. Any amounts paid to Atlas pursuant to the Letter of Credit or the Reliance Guarantee shall be deemed to have been paid in respect of the Drilling Carry Obligation. The Drilling Carry Obligation shall be applied to all Qualified Costs for any well unless Atlas makes an affirmative written election for it to not be so applied. Any such election will be provided by Atlas to Reliance in writing no later than 30 days following delivery by Atlas of the AFE for the relevant well.

(b) Reliance will pay the Drilling Carry Obligation in the same manner and at the same time it pays the Reliance Development Costs pursuant to Section 5.2 and the Applicable Operating Agreement; provided that all such payments during the Drilling Carry Period shall be deemed, first, to be a payment in respect of the Drilling Carry Obligation due at such time and, second, and only to the extent that the portion of the Drilling Carry Obligation that is due at such time is paid in full, to be a payment in respect of the Reliance Development Costs. Atlas will maintain an accurate record of the Qualified Costs paid by (or, if funded pursuant to the Letter of Credit or the Reliance Guarantee, on behalf of) Reliance and applied toward the Drilling Carry Obligation and will provide Reliance with a monthly statement reflecting (i) all such Qualified Costs paid for such month, (ii) all Qualified Costs paid since the Effective Date and (iii) the Drilling Carry Balance. Reliance shall be entitled to exercise all rights available to it under the Applicable Operating Agreement to audit the accounts of the operator thereunder with respect to such payments.

Section 3.2 Multi-Year Plan During Drilling Carry Period. Atlas and Reliance have discussed a five-year development plan designed to facilitate the full utilization of the Drilling Carry Obligation during the Initial Development Period (the “Multi-Year Plan”), which is attached as Exhibit E and may be revised as provided in Section 5.2(b).

Section 3.3 Termination of Drilling Carry Obligation. Except as set forth in clause (b)(iii) of the definition of Drilling Carry Termination Date or the last paragraph of such definition, in no event shall the Drilling Carry Termination Date extend beyond the date that is seven and one-half years from the Effective Date. Notwithstanding any provision of this Agreement, if upon the occurrence of the Drilling Carry Termination Date, the amount of the Drilling Carry Obligation paid by (or, if funded pursuant to the Letter of Credit or the Reliance Guarantee, on behalf of) Reliance for any reason is less than the Drilling Carry Cap, the Drilling Carry Obligation shall terminate and Reliance shall have no further obligation with respect thereto.

Section 3.4 Adjustment to Drilling Carry Obligation; Relation to Purchase Agreement Title Examination.

(a) The Drilling Carry Cap shall be reduced in accordance with Section 11.2(d)(ii)(A)(1)(aa) of the Purchase Agreement.

(b) Reliance’s obligation to pay the Drilling Carry Obligation shall be reduced in cash calls under any Applicable Operating Agreement by the Title Defect Cash Call Payment Amount in accordance with Section 11.2(d)(ii)(A)(1)(bb) of the Purchase Agreement, in which case the Title Defect Cash Call Payment Amount shall be paid by Atlas on behalf of Reliance and all such payments shall be treated for purposes of this Agreement as if such Title Defect Cash Call Payment Amounts had been paid by Reliance in satisfaction of the Drilling Carry Obligation.

(c) Reliance’s obligation to pay Reliance Development Costs shall be reduced in any applicable cash calls under an Applicable Operating Agreement to the extent required pursuant to Section 11.2(d)(ii)(A)(2) of the Purchase Agreement, and such reduced amounts shall be paid by Atlas on behalf of Reliance.

(d) Atlas’s obligation to pay Atlas Development Costs shall be reduced in cash calls under any Applicable Operating Agreement by the Title Benefit Cash Call Payment Amount in accordance with clause (i)(A) of the second sentence of Section 11.2(e) of the Purchase Agreement, in which case the Title Benefit Cash Call Payment Amount shall be paid by Reliance on behalf of Atlas and all such payments shall be treated for purposes of this Agreement as if such Title Benefit Cash Call Payment Amounts had been paid by Atlas.

(e) The Drilling Carry Cap shall be increased in accordance with clause (i)(B) of the second sentence of Section 11.2(e) of the Purchase Agreement.

(f) Atlas’s obligation to pay Atlas Development Costs shall be reduced in any applicable cash calls under an Applicable Operating Agreement to the extent required pursuant to clause (ii) of the second sentence of Section 11.2(e) of the Purchase Agreement, and such reduced amounts shall be paid by Reliance on behalf of Atlas.

(g) Without limiting the rights, obligations and remedies of the parties under the Purchase Agreement and under this Section 3.4 with respect to title, no burden on title for any Joint Interest existing or accruing on or prior to the date of this Agreement shall be considered a subsequently created interest for purposes of any Applicable Operating Agreement, whether or not reflected on any Schedule to an Applicable Operating Agreement.

Section 3.5 Breach of Drilling Carry Obligation. In the event that, at any time during the Drilling Carry Period, Reliance fails to pay any amounts (the “Drilling Carry Shortfall”) when due in satisfaction of the Drilling Carry Obligation, and such default remains uncured for more than 30 days after written notice of such default to Reliance, then Atlas shall be entitled to draw an amount equal to the Drilling Carry Shortfall under the Letter of Credit in accordance with the terms of the Letter of Credit Agreement and the Letter of Credit and under the Reliance Guarantee in accordance with the terms of the Reliance Guarantee. In the event that, for any reason, the exercise of the remedies under the Letter of Credit and the Reliance Guarantee shall not have resulted in Atlas’s receipt of the full amount of the Drilling Carry Shortfall within the time specified for payment in the Letter of Credit and the Reliance Guarantee, then, without limiting any other rights and remedies Atlas might have, at equity or at law, and in addition to the remedies set forth in Article X of this Agreement, Atlas and its Affiliates shall also be entitled to exercise any one or more of the following remedies, in Atlas’s discretion:

(a) exercise Atlas’s rights to receive a permanent assignment, for no consideration and with a special warranty for claims by, through or under Reliance and its Affiliates subject to Permitted Encumbrances, of an undivided Unpaid Carry Percentage interest in the Conveyed Interests held by Reliance and its Affiliates, excluding any Drilling Unit (and related wells) within the Conveyed Interests on which a well has been drilled;

(b) replace Reliance as Development Operator in each case where Reliance has been so appointed in accordance with this Agreement, and Reliance shall no longer have the right to be so appointed or act as Development Operator;

(c) prohibit Reliance’s access to any data or information relating to any matters or operations conducted under this Agreement or any Applicable Operating Agreement; provided, however, that if Reliance retains any Participating Interest Share in the Joint Interests following its failure to pay any amount of the Drilling Carry Obligation, Reliance shall be entitled to access to only the data and information under this Agreement and any Applicable Operating Agreements to the extent relating to any operations in connection therewith in which it is entitled to continue to participate; and/or

(d) terminate Article VI of this Agreement.

ARTICLE IV

JOINT OPERATING AGREEMENTS AND OPERATORS

Section 4.1 Joint Operating Agreement.

(a) Prior to the commencement of operations for each well to be drilled by Atlas or Reliance on the Joint Interests, to the extent Reliance is a Development Operator of such Joint Interest, the Parties will enter into a JOA for each Drilling Unit or all or any portion of the Joint Interests relating to such well or wells, as applicable, that is not subject to a third party operating agreement (a “Third Party Agreement”), or a joint operating agreement previously entered into by the Parties, as of the date such well is proposed. Each Party, acting in its capacity as a Development Operator pursuant to the terms of this Agreement, will propose that the Parties enter into JOAs in a reasonably efficient manner as the Development Operator shall determine, taking into account the aggregate acreage to be contributed by the Joint Interests to such JOA area and the various interests in such contributed acreage.

(b) In the event any portion of the Joint Interests is governed by a Third Party Agreement, the terms of that Third Party Agreement will control as between the third party and the Parties to this Agreement; provided, however, that the applicable JOA will apply as between the Parties to this Agreement to the greatest extent possible. In the event of any conflict or inconsistency between the terms of this Agreement and any JOA entered into between the Parties, this Agreement shall prevail to the extent of such conflict. If the remainder of the entire interest covered by an existing Third Party Agreement is subsequently acquired, then such Third Party Agreement shall be superseded and replaced in its entirety by a JOA (subject to the prevailing terms of this Agreement).

Section 4.2 Appointment of Operator under JOAs.

(a) Subject to Sections 4.2(b), 4.5, 7.1, 7.3 and 10.1, Atlas is entitled to serve as Development Operator under this Agreement and operator under the JOAs in respect of the Joint Interests. With respect to the Joint Interests for which Atlas is entitled to be Development Operator pursuant to the preceding sentence, Atlas or such wholly-owned Subsidiary of Atlas Parent as Atlas shall designate shall serve as operator under the JOAs. Subject to Sections 3.5, 7.1 and 10.1, with respect to the Joint Interests for which Reliance becomes entitled to be Development Operator pursuant to Sections 4.2(b), 4.5, 7.1, 7.3 or 10.1, Reliance shall serve as operator under the JOAs. All references in this Agreement to “Development Operator” shall be deemed to include such Party in its role as Development Operator under this Agreement and in its role (or in the case of Atlas, in its or its designee’s role) as operator under an Applicable Operating Agreement.

(b) Notwithstanding the foregoing, including the assignment of operating rights to Atlas, Reliance is hereby granted the following options to become a Development Operator, exercisable in accordance with the terms and conditions of this Section 4.2:

(i) an option, exercisable within 120 days following the Effective Date, to become the Development Operator on a date that is no earlier than the first anniversary of the Effective Date, or such earlier date as may be mutually agreed by the Parties (the date on which Reliance first becomes a Development Operator, the “First Reliance Operator Date”), of the acreage located in one, and only one, of the following Project Areas (as selected in accordance with this Section 4.2(b)(i), the “First Project Area”):

(A) Project Area 1 — the geographic area indicated on Schedule 4.2(b)(i)(A);

(B) Project Area 2 — the geographic area indicated on Schedule 4.2(b)(i)(B);

(C) Project Area 3 — the geographic area indicated on Schedule 4.2(b)(i)(C); or

(D) Project Area 4 — the geographic area indicated on Schedule 4.2(b)(i)(D).

(ii) an option, exercisable within 30 days following the first anniversary of the First Reliance Operator Date, to become the Development Operator on a mutually agreeable date (the “Second Reliance Operator Date”) of the acreage located in one, and only one, of the remaining Project Areas listed in Section 4.2(b)(i) (the “Second Project Area”) if, Reliance (A) has completed at least 85% of the wells planned for the period following the first anniversary of the First Reliance Operator Date for the First Project Area in the relevant Annual Work Plan and Budget prior to such first anniversary date (provided that, if there is a Force Majeure Event that results in Reliance’s inability to achieve the drilling target referred to above, then such first anniversary date shall be automatically extended on a day-to-day basis to the extent such Force Majeure Event continues to result in such inability) and (B) has materially complied with the terms of the applicable JOA relating to the First Project Area; and

(iii) an option, exercisable within 30 days following the date that is six months following the Second Reliance Operator Date, to become the Development Operator on a mutually agreeable date of the acreage located in one, and only one, of the remaining Project Area listed in Section 4.2(b)(i) (the “Third Project Area”) if Reliance (A) has completed at least 85% of the wells planned for the six month period following the Second Reliance Operator Date for the Second Project Area in the relevant Annual Work Plan and Budget prior to such six months following the Second Reliance Operator Date (provided that, if there is a Force Majeure Event that results in Reliance’s inability to achieve the drilling target referred to above, then such six month anniversary date shall be automatically extended on a day-to-day basis to the extent such Force Majeure Event continues to result in such inability) and (B) has materially complied with the terms of the applicable JOA(s) relating to the First Project Area and, if different, the Second Project Area.

(c) Notwithstanding the rights provided to Reliance in Section 4.2(b), for each of the Project Areas, Atlas (or a wholly-owned Subsidiary of Atlas Parent) will continue as the Development Operator of any acreage within such selected Project Area (i) until Reliance becomes the operator for such Project Area, and (ii) in which Atlas (or a wholly-owned Subsidiary of Atlas Parent) is designated operator pursuant to existing Third Party Agreements; provided if Reliance is entitled to become operator for such Project Area under Section 4.2(b), Atlas and its Affiliates will vote and otherwise take all actions reasonably available under any such Third Party Agreement to designate Reliance as operator for such Project Area. If Reliance fails to elect within the relevant time limits specified in Section 4.2(b) to become Development Operator for any of the Project Areas, Reliance will be deemed to have declined to exercise such option and will have no further rights to become Development Operator for any future project areas without Atlas’s consent.

(d) The Parties may mutually agree from time to time to designate Reliance as the operator of additional acreage located in the AMI, subject to any existing Third Party Agreements that require Atlas or any wholly-owned Subsidiary of Atlas Parent to be the operator of such acreage. In addition, at any time following the appointment of Reliance as Development Operator for the Third Project Area, Reliance may submit a proposal to Atlas for Reliance to assume drilling and completion operations for a Project Area within the “core” acreage bound by this Agreement, and Atlas will consider such proposal, taking into account the provisions in the Multi-Year Plan; provided, however, that Reliance shall have no right to assume any operations within such “core” acreage without Atlas’s consent.

(e) If Reliance becomes an operator pursuant to the provisions of this Section 4.2, then (i) Reliance will be entitled to act as, and will have the rights and obligations of, operator under the relevant JOA (and, as necessary, the Parties will enter into a JOA to cover the relevant Project Area or acreage), and (ii) Reliance will be entitled to act as, and will have the rights and obligations of, Development Operator (subject, without limitation, to this Section 4.2, Section 5.2 and Section 6.5) with respect to such Project Area or acreage pursuant to this Agreement.

(f) During the Drilling Carry Period, with respect only to the Project Areas for which Reliance has elected to become the Development Operator in accordance with this Agreement, Reliance shall have the right to propose no more than the number of wells set forth for such Project Area in the Multi-Year Plan. When acting as Development Operator as provided above, during the Drilling Carry Period, Reliance will drill no more than the number of wells set forth in the applicable Annual Work Plan and Budget for the relevant portion of the acreage.

Section 4.3 Development Operator and Duties. In addition to any other duties and responsibilities expressly set forth in this Agreement, each Development Operator will have the following rights and obligations:

(a) prepare and issue statements or invoices to each of the Parties reflecting such Party’s Participating Interest Share of the Development Costs in respect of the Joint Interests for which it has been designated operator;

(b) during the Drilling Carry Period only, make such changes to any Annual Work Plan and Budget as each Development Operator may determine acting as a reasonably prudent operator in respect of the Joint Interests for which it has been designated operator; provided that, subject to Section 5.2(c), the Development Operator shall not drill more wells in any Calendar Year than the total number of wells set forth in the Multi-Year Plan to be drilled by such Development Operator for such Calendar Year in the areas operated by such Development Operator;

(c) make expenditures called for in any applicable Annual Work Plan and Budget in respect of the Joint Interests for which it has been designated operator; and

(d) notwithstanding the terms of any Applicable Operating Agreement to the contrary, at the option of any Party, at such Party’s expense, secure any title curative matters (other than with respect to the Conveyed Interest) and pooling amendments or agreements required of such Party under the Applicable Operating Agreement in connection with leases or other rights to oil and gas included in the Joint Interests, provided that the Party’s expenses for such requested actions shall be paid by such Party in accordance with Section 2.1.

Section 4.4 Rights of Way. Each Party hereby grants, and shall cause its Subsidiaries to grant, to each other Party hereunder a non-exclusive right (to the extent such right is transferable, and each Party shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to obtain consents to transfer such right if it is transferrable with consent) for no consideration to use any surface fee interests, surface leases, easements, rights-of-way, licenses, servitudes, or other surface real property rights within the AMI that are not already included in the Joint Interests and held by such Party or its Subsidiaries (collectively, the “Rights of Way”) as necessary to allow the other Party, while acting as a Development Operator pursuant to this Agreement, to conduct operations with respect to the Joint Interests in accordance with this Agreement or any Applicable Operating Agreement under which such Party is acting as Development Operator, but only to the extent such use or access does not unreasonably interfere with the existing operations of or use by the Party or such Party’s Subsidiaries that hold such Rights of Way, and subject in all cases to (i) the express terms, conditions, obligations and limitations set forth in the documents or instruments establishing such Rights of Way, (ii) applicable Law relating to the Rights of Way areas or the use thereof, (iii) with respect to Rights of Way existing as of the Effective Date, any right of access or use (and any such access or use) of any co-owner of such Rights of Way existing on the Effective Date, (iv) with respect to any Rights of Way acquired after the date hereof, any right of access or use (and any such access or use) of any co-owner of such Rights of Way existing as of the date of such acquisition (provided that such rights of access or use (or such access or use) shall not burden one Party disproportionately as compared to the other Party with respect to such rights), and (v) any contractual obligation as effective on the Effective Date that the Party holding such Rights of Way may have to convey or provide use of Rights of Way to LMM. Each Party’s right to access the Rights of Way of the other Party pursuant to this Section 4.4 may be transferred to any Person in connection with a Transfer that is permitted pursuant to the terms of this Agreement to the extent such Party’s right to act as a Development Operator pursuant to this Agreement with respect to the Joint Interests for which such Rights of Way are related is entirely conveyed to such Person as a consequence of such Transfer. Rights to Rights of Way granted under this Section 4.4 shall terminate upon the termination of the JOA that corresponds to the area of such Rights of Way.

Section 4.5 Removal or Resignation of Operators. Notwithstanding the terms of any Applicable Operating Agreements, and subject to Article X, a Development Operator may be removed as Development Operator under this Agreement (and as an operator under any other Applicable Operating Agreement) only for Good Cause. “Good Cause” shall be deemed to exist if such operator has (a) breached any of its material obligations under this Agreement or the Applicable Operating Agreements, and has not cured any such breach within 60 days of receiving written notice with reasonable details describing such breach; or (b) engaged in fraud, willful misconduct or gross negligence in the performance of its duties with respect to this Agreement or the Applicable Operating Agreements. If there is a dispute (including a dispute raised by Development Operator under this Agreement or as operator under any Applicable Operating Agreement) as to whether a condition resulting in Good Cause has occurred, or whether such condition has been cured, the Party acting as Development Operator shall continue to serve and discharge its duties in such capacity, including as operator under any Applicable Operating Agreement, until the dispute has been finally resolved pursuant to Section 13.9. If a Development Operator has been removed from serving as operator under an Applicable Operating Agreement pursuant to the terms of this Section 4.5, then the other Party shall have the right to become Development Operator under this Agreement and operator under the Applicable Operating Agreements.

Section 4.6 Operations Subject to Laws, Leases and Operating Agreement. All operations conducted pursuant to this Agreement by a Development Operator or pursuant to an Applicable Operating Agreement by any Development Operator shall be conducted in compliance with the terms and conditions of all applicable Law; the terms and conditions of those Joint Interests upon which such operations are conducted; the terms and conditions of this Agreement; subject to Section 4.1(b), the terms and conditions of the Applicable Operating Agreement; and any other standards or guidelines agreed upon in writing by the Parties. The Development Operator will conduct operations as a reasonable prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable Law.

Section 4.7 Liability of Operators.

(a) Subject to being removed in accordance with Section 4.5, in no event shall any Party serving as the Development Operator have any liability as Development Operator under this Agreement or an operator under any Applicable Operating Agreement for any claim, damage, loss or liability (“Liabilities”) sustained or incurred in connection with any operation or any breach of Section 4.6 or any similar provision regarding the standard of performance of an operator in performing operations under any Applicable Operating Agreement, EVEN IF SUCH LIABILITIES AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SUCH PARTY, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, STOCKHOLDER, DIRECTOR, MANAGER OR EMPLOYEE OF SUCH PARTY, OTHER THAN IF SUCH LIABILITIES AROSE FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY, ANY OF ITS AFFILIATES OR ANY OFFICER, PARTNER, MEMBER, STOCKHOLDER, DIRECTOR, MANAGER OR EMPLOYEE OF SUCH PARTY (WHICH LIABILITIES ARE THE SUBJECT OF SECTION 4.7(b)); it being understood by each Party that such Liabilities, other than those which are the subject of Section 4.7(b), shall be borne severally by the Parties (including such operator) in proportion to their interests in the operations or activities giving rise to such Liabilities; provided that the Development Operator shall not be released from liability for a breach of any financial, administrative or procedural obligation of the Development Operator under this Agreement or under any Applicable Operating Agreement.

(b) Any Party serving as the Development Operator shall bear sole responsibility on behalf of the Parties for any Liabilities sustained or incurred in connection with operations conducted under this Agreement or under an Applicable Operating Agreement to the extent any such Liabilities arose from the gross negligence or willful misconduct of such Party or any of its Affiliates or any officer, partner, member, stockholder, director, manager or employee of such Party or Affiliate of such Party.

(c) Notwithstanding anything to the contrary contained in this Agreement or in any Applicable Operating Agreement, neither Party acting as the Development Operator shall be liable for the gross negligence or willful misconduct of an employee seconded by the other Party, nor shall the gross negligence or willful misconduct of an employee seconded by the other Party be grounds for removal of the Development Operator in accordance with Section 4.5.

Section 4.8 Custody of Funds. The Development Operator shall hold or cause a qualified escrow agent or trustee to hold for the account of the Parties any funds of the Parties advanced or paid to the Development Operator for the conduct of Development Operations pursuant to this Agreement and an Applicable Operating Agreement, and such funds shall remain the funds of the Party on whose account they are advanced or paid until used as provided in accordance with the terms of this Agreement and an Applicable Operating Agreement. The Development Operator shall hold the funds advanced by the other Party for Development Costs in the same account as the Development Operator’s funds for such Development Costs, and the Development Operator shall not commingle funds received in respect of Development Costs with other funds of the Development Operator or its Affiliates. Nothing in this Section 4.8 shall be construed to establish a fiduciary relationship between Development Operator and any Party for any purpose.

Section 4.9 Seconded Employees. Notwithstanding the terms of any Applicable Operating Agreement to the contrary, Reliance may second up to 10 employees into the Atlas organization in mutually acceptable positions to further the operations conducted under this Agreement, and such seconded employees will have full access to all operational information (including geophysical and seismic information) held by Atlas. If Reliance elects to second any employees pursuant to this Section 4.9, the Parties will enter into a secondment agreement that is reasonably acceptable to Reliance and Atlas.

Section 4.10 Gas Marketing.

(a) The following provisions of this Section 4.10 shall control over any conflicting provisions set forth in this Agreement.

(b) For the period commencing on the Effective Date and ending on the first anniversary of the Effective Date (the “Marketing Period”), Reliance designates Atlas (and any Subsidiary of Atlas Parent designated by Atlas) as the marketer of Reliance’s share of Hydrocarbon production occurring during the Marketing Period from any lease, Drilling Unit or acreage related to the Joint Interests (the “Reliance Production”) in accordance with and subject to the following terms of this Section 4.10. Atlas’s share of Hydrocarbon production from the same lease, Drilling Unit or acreage related to the Joint Interests is herein referred to as the “Atlas Production”.

(c) Unless Reliance otherwise consents to the same in writing, none of the Reliance Production may be marketed to Atlas itself or any Affiliate of Atlas.

(d) Atlas will market the Reliance Production and Atlas Production collectively on market-based terms. As to each marketing transaction, the same terms (including price) will apply to the Atlas Production and the Reliance Production covered by such transaction; provided, in no event will the terms of any such transaction include any noncompetition, area of mutual interest restriction, preferential purchase right, dedication of properties, security deposit or other credit support requirements or other similar material terms without the prior written consent of Reliance (each a “Marketing Transaction”).

(e) Unless Reliance otherwise consents to the same in writing, Atlas will not commit any of the Reliance Production to any obligations or to a Marketing Transaction containing a term that extends beyond the Marketing Period. If Reliance consents to any such commitments or obligations that extend beyond the term of the Marketing Period, then Reliance shall continue to be bound by such commitments or obligations following the end of the Marketing Period.

(f) Title to the Reliance Production will remain in Reliance until such time as title to such Reliance Production is required to be transferred to the buyer under the terms of the applicable Marketing Transaction. Except for the terms of each Marketing Transaction, Atlas will not have the right under this Agreement to encumber any of the Reliance Production in any manner or to secure Reliance’s obligations to pay Reliance’s share of gas gathering fees or other fees under the LMM Gas Gathering Agreements.

(g) Atlas will instruct the buyer under each Marketing Transaction to make payment for the Reliance Production directly to an account designated by Reliance. If any payment for Reliance Production is received by Atlas or any of its Affiliates, such party will be deemed to have received such payment in trust for Reliance and shall forward such payment to Reliance immediately following receipt thereof.

(h) If agreed by LMM, any gathering fees or other fees incurred by Atlas under the LMM Gas Gathering Agreements in respect of the Reliance Production will be invoiced by LMM to Reliance and paid directly by Reliance to LMM. In the absence of such arrangement, Atlas shall be entitled to provide to Reliance on or before the 5th day of any month during the Marketing Period (each, a “Relevant Month”) an invoice with an estimate of the gathering fees and other fees that will become due during the following month for Reliance Production gathered under the LMM Gas Gathering Agreements during the Relevant Month, and Reliance shall pay such estimated fees to Atlas on or prior to the 20th day of such Relevant Month. Estimates delivered for subsequent months shall contain a true up and adjustment for, to the greatest extent available at such time, the actual fees that become due during the applicable Relevant Month as compared to the estimate for such Relevant Month and will include supporting invoices or similar documentation from LMM with respect to prior months for which an estimated payment has been made. In no event will the per unit gathering and treating fees payable by Reliance exceed the per unit gathering and other fees charged to Atlas.

(i) During the Marketing Period, Atlas will make all nominations that are required to be made to LMM under the LMM Gas Gathering Agreements or that are required under the terms of any Marketing Transaction. As requested by Atlas from time to time, Reliance will reasonably cooperate and coordinate with Atlas in order to permit Atlas to perform under the terms of the LMM Gas Gathering Agreements with respect to Reliance Production, and Reliance shall indemnify, defend and hold Atlas harmless from any breach of the LMM Gas Gathering Agreements with respect to Reliance Production to the extent arising from any failure to so reasonably cooperate and coordinate.

(j) At any time during the Marketing Period, Reliance and its Affiliates shall approach LMM for the purpose of discussing and entering into a separate gas gathering agreement with LMM covering Reliance Production.

(k) Each Party will be responsible for conducting (for its own account) any hedging activities with respect to its production.

(l) Following the Marketing Period each Party will be entitled to market its own production independent of the other Party or the other Party’s production, subject to the commitments made pursuant to Section 4.10(e).

(m) During the Marketing Period, Atlas will provide accounts receivable collection, revenue accounting, system balancing and back office services on behalf of the Parties as to the Atlas Production and the Reliance Production.

(n) As soon as reasonably possible following the Effective Date, the Parties shall in good faith agree on the types of reports and information that will be prepared or submitted by Atlas to Reliance in respect of activities conducted under this Section 4.10 during the Marketing Period.

(o) If, at the end of the Marketing Period, Reliance is not a party to a separate gas gathering agreement with LMM covering the Reliance Production, then Atlas and Reliance will enter into a gas gathering agreement on the terms described in Exhibit J.

Section 4.11 Title Examination. The title examination of the Conveyed Interests by Reliance shall be conducted only under and in accordance with the terms of Article XI of the Purchase Agreement. Reliance shall not be entitled to conduct title examination of, or cause title corrective work to be made with respect to, the Conveyed Interests pursuant to the terms of this Agreement or any Applicable Operating Agreement.

ARTICLE V

JOINT DEVELOPMENT COMMITTEE, MEETINGS, BUDGET

Section 5.1 Joint Development Committee.

(a) There is hereby created a joint development committee (the “Joint Development Committee”), which will consist of 10 representatives designated by the Parties. For the avoidance of doubt, the role of the Joint Development Committee shall be only of an advisory capacity to each Party’s management with no authority with respect to the approval of Annual Work Plan and Budgets, AFEs or expenditures of any other nature. Each Party shall be entitled to designate one representative for each 10% Participating Interest Share of the Joint Interests held by such Party and its Affiliates on an aggregate basis and rounded to the nearest 10% interest; provided that, solely for the purposes of this Section 5.1(a), if such rounding would cause the number of representatives on the Joint Development Committee to be greater than 10, each Participating Interest Share shall be deemed to be rounded down and the holder of the largest Participating Interest shall be entitled to appoint its representatives to fill any vacancies; provided further that any change in the number of representatives permitted to be designated by a Party to the Joint Development Committee pursuant to this Section 5.1(a) shall be immediate. As of the date of this Agreement, Atlas is entitled to designate six representatives with respect to its 60% Participating Interest Share, and Reliance is entitled to designate four representatives with respect to its 40% Participating Interest Share. The Party entitled to appoint the largest number of representatives to the Joint Development Committee (or, in the event that there is more than one such Party, the Party entitled to appoint the largest number of representatives to the Joint Development Committee that shall have last been the JDC Operator) shall be the “JDC Operator”.

(b) The Joint Development Committee will meet no less than once per calendar month at a mutually agreed time and at the offices of the JDC Operator, which shall be located in the Commonwealth of Pennsylvania, unless otherwise mutually agreed to conduct the following activities:

(i) review operational activity and performance with respect to the Joint Interests, including well design, construction, completion, maintenance, lease operating expenses, well potentials and production;

(ii) review authorizations for expenditures (each an “AFE”) and any other matter raised by a Party relating to any aspect of the Multi-Year Plan, the Development Plan and Annual Work Plan and Budget then in effect;

(iii) review and discuss all geoscience data, data gathering strategies, including seismic and all other relevant data relating to the Multi-Year Plan, the Development Plan and Annual Work Plan and Budget then in effect; and

(iv) review annual comparisons between planned and actual well costs, the related root cause analysis, corrective action plans, total unit finding and development costs, and estimated ultimate recoveries.

(c) At least once every three calendar months the Parties shall meet at a mutually agreed time and at the offices of the JDC Operator unless otherwise mutually agreed to conduct a review of the activities under this Agreement, all financial results in connection with Development Operations and the plans and drilling schedule for activities under the Multi-Year Plan, the Development Plan or the Annual Work Plan and Budget, as applicable, and other plans or activities relating to the Joint Interests and the AMI for the following 12 months.

(d) The Joint Development Committee may establish such subcommittees as the Joint Development Committee may deem appropriate. The functions of such subcommittees shall be to serve in an advisory capacity only. Each Party shall have the right to appoint a number of representatives to each subcommittee on a pro rata basis in accordance with its Participating Interest Share.

(e) Each notice of a meeting of the Joint Development Committee as provided by the JDC Operator shall contain: (i) the date, time and location of the meeting; (ii) a proposed agenda of the matters to be considered at the meeting and (iii) copies of all proposals to be discussed at a meeting (including appropriate supporting information not previously distributed to the Parties); provided the Joint Development Committee will have no approval rights on any such proposals. A Party, by notice to the other Party, which notice may include any additional proposals to be discussed at the meeting (including appropriate supporting information not previously distributed to the Parties), may add additional matters to the agenda for a meeting.

(f) With respect to meetings of the Joint Development Committee and each subcommittee, JDC Operator’s duties shall include: (i) timely preparation and distribution of the agenda; and (ii) organization and conduct of the meeting. The JDC Operator shall provide each Party with a copy of the minutes of each Joint Development Committee meeting within 15 Business Days after the end of the meeting.

Section 5.2 Annual Work Plan and Budgets during the Drilling Carry Period.

(a) The initial Annual Work Plan and Budget covering the remainder of Calendar Year 2010 in respect of the Parties’ joint activities is attached hereto as Exhibit F. The initial Annual Work Plan and Budget includes development activities relating to certain prospective wells identified on Exhibit G (the “Prospective Wells”) which are in various stages of development. The work carried out and to be conducted with respect to the Prospective Wells are agreed to be Development Operations relating to the Joint Interests pursuant to the provisions of this Agreement and the Applicable Operating Agreement entered into as of the Effective Date for such Prospective Wells. Once Reliance has paid its Participating Interest Share of Development Costs and 75% of Qualified Costs incurred by Atlas prior to the Effective Date with respect to such Prospective Wells, Reliance shall be deemed to have an interest in the Prospective Wells equal to its Participating Interest Share. Reliance and Atlas shall be responsible for all other Development Costs and Qualified Costs for the Prospective Wells in accordance with this Agreement and the Applicable Operating Agreement.

(b) During the Drilling Carry Period, Atlas shall prepare and provide to Reliance, for its review (and not approval), at least 90 days prior to the beginning of each Calendar Year an Annual Work Plan and Budget, which will be consistent with the Multi-Year Plan for the Initial Development Period except for such changes by the Development Operator as permitted under Section 4.3(b); provided, subject to the terms of Section 4.2(f) and 4.3(b), the Annual Work Plan and Budget shall reflect the information provided by Reliance and approved by Atlas with respect to any Project Area(s) operated by Reliance. If the Drilling Carry Period extends beyond the Initial Development Period, then Atlas shall issue a revised Multi-Year Plan applicable for the remainder of the Drilling Carry Period; provided the revised Multi-Year Plan shall provide a maximum number of 300 gross wells to be drilled in respect of the Joint Interests during any Calendar Year. The Development Operator will be authorized to conduct activities under the Annual Work Plan and Budget, as it may be modified from time to time pursuant to Section 4.3(b).

(c) For any Calendar Year during the Drilling Carry Period following the first Calendar Year and subject to Section 5.2(d), the Annual Work Plan and Budget prepared by Atlas will not provide for a number of wells to be drilled by Atlas and the applicable wholly-owned Subsidiaries of Atlas Parent in the Atlas Operated Area in excess of the number specified for the relevant Calendar Year in the Multi-Year Plan; provided, however, that, in the event that Atlas and the applicable wholly-owned Subsidiaries of Atlas Parent drill fewer wells in any given Calendar Year during the Drilling Carry Period in the Atlas Operated Area than the number of wells collectively provided for in the Multi-Year Plan for such Calendar Year in the Atlas Operated Area, then in any subsequent Calendar Year during the Drilling Carry Period, Atlas and the applicable wholly-owned Subsidiaries of Atlas Parent shall have the right to propose a number of wells in excess of the number specified for such Calendar Year in the Multi-Year Plan in the Atlas Operated Area to the extent necessary to catch up to the aggregate number of wells to be drilled in the Atlas Operated Area in accordance with the Multi-Year Plan.

(d) If, (i) in the Calendar Year prior to the Calendar Year in which the Multi-Year Plan calls for the drilling of 300 wells (without taking into account any catch up wells Atlas is entitled to propose under Section 5.2(c)) or (ii) in any subsequent Calendar Year during the Drilling Carry Period, the Average Well Cost in such Calendar Year for wells drilled by Atlas and its Affiliates exceeds the Average Well Cost set forth in the Annual Work Plan and Budget for such Calendar Year by more than 20% (an “Excess Cost Event”), then, at Reliance’s written election, the Annual Work Plan and Budget for the following Calendar Year (any such following Calendar Year, an “Excess Cost Year”) will not provide for a drilling plan comprising more than 200 gross wells for such following Calendar Year, unless the Parties mutually agree to a number of wells in excess of 200 gross wells (such 200 gross wells or such agreed number in excess of 200 gross wells, the “Restricted Wells”); provided, however, that if the number of Restricted Wells is less than the sum of 300 gross wells and any additional wells Atlas would otherwise seek to propose under Section 5.2(c), then in addition to the right to propose excess wells in any subsequent Calendar Year pursuant to Section 5.2(c), the Drilling Carry Period shall be automatically extended by the Drilling Carry Extension Factor up to a maximum of seven and one-half years after the Effective Date; and provided further that the foregoing restrictions regarding the number of wells to be drilled will end on the Drilling Carry Termination Date and the provisions of Section 5.3 shall apply thereafter.

(e) If at any time during the Drilling Carry Period a Development Operator reasonably becomes aware that any effective Annual Work Plan and Budget, as amended from time to time, will be exceeded by 20% or more, the Development Operator will promptly notify the Non-Operating Interest Holder and submit to the Non-Operating Interest Holder an appropriate supplement or amendment to the existing budget.

(f) Notwithstanding anything to the contrary in this Agreement, if, during the Drilling Carry Period, except to the extent arising from the occurrence of any Force Majeure Event, the aggregate costs relating to wells drilled and completed by Reliance exceed the aggregate amounts relating to similar wells drilled and completed by Atlas during the same Calendar Year by more than 10%, Reliance will be solely responsible for and shall indemnify Atlas against any such excess amounts.

(g) The Development Operator shall provide an AFE prior to the commencement of operations for each such well, and in no event later than any request by the Development Operator for advance payment of funds pursuant to the applicable JOA. The Development Operator initially intends to provide an initial AFE at least 120 days prior to the commencement of operations. The Development Operator shall update such AFE as necessary prior to the commencement of operations, and thereafter with respect to further operations.

Section 5.3 Development Plans and Annual Work Plan and Budgets After the Drilling Carry Termination Date.

(a) From and after the Drilling Carry Termination Date, each Development Plan and Annual Work Plan and Budget shall be adopted as set forth in this Section 5.3. All Development Plans and Annual Work Plan and Budgets after the Drilling Carry Termination Date shall be initially proposed by Atlas and shall be subject to the Parties’ approval pursuant to the terms of this Section 5.3. Atlas shall regularly advise the Joint Development Committee in accordance with Section 5.1(b) and (c) during the preparation of each proposed Development Plan and Annual Work Plan and Budget after the Drilling Carry Termination Date. On or before the date that is no later than three months prior to the first Calendar Year after the Drilling Carry Termination Date, Atlas shall prepare and submit to Reliance a Development Plan setting forth the Development Operations to be carried out during the following two Calendar Years and the respective Annual Work Plan and Budgets for such Calendar Years. Following receipt of such proposed Development Plan and Annual Work Plan and Budgets, Reliance shall furnish to Atlas any comments, suggestions or proposed amendments it may have respecting the proposed Development Plan and Annual Work Plan and Budgets as soon as may be reasonably practicable, and Atlas shall consider and discuss such comments, suggestions and proposed amendments with Reliance and the Joint Development Committee. If the Parties do not mutually agree to such two-year Development Plan and Annual Work Plan and Budgets by the date that is 30 days prior to the first day of such Calendar Year, then the Development Plan and the Annual Work Plan and Budget for such Calendar Year shall be deemed to provide for a drilling plan comprising 300 gross wells per Calendar Year (the “Drilling Maximum”), unless the Parties mutually agree to a number of gross wells in excess of 300 as the maximum for such Calendar Year, and the Parties shall be entitled to propose wells as follows:

(i) first, Atlas shall be entitled to propose a number of gross wells up to Atlas’s Participating Interest Share of the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year;

(ii) second, Reliance shall then be entitled to propose that number of wells such that its total net wells (taking into account the wells proposed by Atlas in which Reliance shall participate) does not exceed Reliance’s Participating Interest Share of the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year;

(iii) third, Atlas shall then be entitled to propose that number of wells such that its total net wells (taking into account the wells proposed by Reliance in which Atlas shall participate) does not exceed Atlas’s Participating Interest Share of the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year; and

(iv) fourth, Reliance and Atlas shall continue to engage in the steps set forth in clauses (ii) and (iii) above until the sum of such total net wells (taking into account the wells in which Reliance and Atlas shall participate) equals the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year.

(b) From and after the first Calendar Year after the Drilling Carry Termination Date, Atlas shall continue to regularly advise the Joint Development Committee during the preparation of subsequent proposed Development Plans and Annual Work Plan and Budgets. The Parties shall meet annually to consider and seek to approve by no later than 60 days prior to the first day of the following Calendar Year, a Development Plan setting forth the Development Operations to be carried out during the following two Calendar Years and the respective Annual Work Plan and Budgets for such Calendar Years. If the Parties agree on a two-year Development Plan and the Annual Work Plan and Budgets for such Calendar Years, then (i) such agreed Development Plan and Annual Work Plan and Budgets shall apply for the first of the two Calendar Years covered by such Development Plan and Annual Work Plan and Budgets and (ii) at least three months prior to the second Calendar Year (the “Second Calendar Year”) covered by such Development Plan and Annual Work Plan and Budgets, Atlas shall prepare and submit to Reliance a revised Development Plan and Annual Work Plan and Budgets describing (a) the Development Operations to be conducted in the Second Calendar Year and (b) the activities to be undertaken in the Calendar Year after the Second Calendar Year. If the Parties do not mutually agree to such revised Development Plan and Annual Work Plan and Budgets by the date that is 60 days prior to the first day of the Second Calendar Year, then any Development Plan and Annual Work Plan and Budget previously approved by the Parties for such Second Calendar Year shall apply to such Second Calendar Year. Except as set forth in the immediately preceding sentence, if the Parties have not approved a Development Plan and Annual Work Plan and Budget to apply to any Calendar Year by the date that is 30 days prior to the first day of such Calendar Year, then the Development Plan and the Annual Work Plan and Budget for such Calendar Year shall be deemed to provide for a drilling plan comprising an amount of wells equal to the Drilling Maximum, and the Parties shall be entitled to propose wells as follows:

(i) first, Atlas shall be entitled to propose a number of gross wells up to Atlas’s Participating Interest Share of the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year;

(ii) second, Reliance shall then be entitled to propose that number of wells such that its total net wells (taking into account the wells proposed by Atlas in which Reliance shall participate) does not exceed Reliance’s Participating Interest Share of the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year;

(iii) third, Atlas shall then be entitled to propose that number of wells such that its total net wells (taking into account the wells proposed by Reliance in which Atlas shall participate) does not exceed Atlas’s Participating Interest Share of the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year; and

(iv) fourth, Reliance and Atlas shall continue to engage in the steps set forth in clauses (ii) and (iii) above until the sum of such total net wells (taking into account the wells in which Reliance and Atlas shall participate) equals the Drilling Maximum (or such number of wells mutually agreed as the maximum) for such Calendar Year.

(c) The Parties must participate in all Development Operations provided for under the terms of Section 5.2, unless a Party makes a non-consent election in writing to the other Party at the same time a Development Plan and Annual Work Plan and Budget is agreed or deemed to apply for the following Calendar Year pursuant to the terms of Section 5.2. The rights for each Party to propose wells in areas operated by the other Party in accordance with this Agreement shall not grant a Party any rights to be designated operator in areas operated by the other Party.

(d) Any Party may propose to amend a Development Plan or an Annual Work Plan and Budget by notice to the Joint Development Committee and the other Party. Approval of any such amendment shall require the approval of both Parties. To the extent that such amendment is approved by the Parties, the Development Plan and relevant Annual Work Plan and Budget shall, subject to any required approvals under any Third Party Agreement, be deemed amended accordingly, provided that any such amendment shall not invalidate any commitment or expenditure already made by an operator under an Applicable Operating Agreement in accordance with any previous authorization given pursuant hereto.

(e) Notwithstanding anything to the contrary in this Section 5.3, after the Drilling Carry Period, any Party may propose Development Operations that are not included in the Development Plan or a then-current approved Annual Work Plan and Budget (a “Non-Budgeted Operation”). Any such Non-Budgeted Operation proposed by a Party in which all Parties agree to participate shall automatically be added to the Development Plan and the applicable approved Annual Work Plan and Budget(s) and shall cease to be a Non-Budgeted Operation. Any such Non-Budgeted Operation in which less than all of the Parties elect to participate may be undertaken as a Sole Risk Development Operation under the terms of the relevant Applicable Operating Agreement.

(f) Any Development Operation proposed by a third party in which all Parties elect to participate shall automatically be added to the Development Plan and the applicable approved Annual Work Plan and Budget(s). Any such Development Operation in which less than all of the Parties elect to participate that may be undertaken as a Sole Risk Development Operation under the terms of the relevant Applicable Operating Agreement may be so proposed and conducted.

(g) Approval by the Parties of an Annual Work Plan and Budget and Development Plan pursuant to Section 5.3(a) or 5.3(b) shall constitute the Parties’ deemed approval for any Development Operator to expend up to 20% in excess of the authorized amount applicable to its operations within each Annual Work Plan and Budget, not to exceed in the aggregate 20% of the aggregate amount applicable to its operations in such Annual Work Plan and Budget. Each Development Operator shall promptly notify the Joint Development Committee of any expenditure made by it in the exercise of its rights pursuant to this Section 5.3(g). The 20% deemed approval levels set forth in this Section 5.3(g) shall be calculated with respect to the original amount of an Annual Work Plan and Budget and shall not apply to any amended Annual Work Plan and Budget. If a Development Operator seeks to spend any amounts in excess of the 20% deemed approvals pursuant to this Section 5.3(g), then the Parties shall meet and seek to agree to an amended Development Plan and Annual Work Plan and Budget for the applicable Calendar Year pursuant to Section 5.3(b).

(h) Notwithstanding anything to the contrary in this Agreement, any Development Operator is expressly authorized to make expenditures and incur liabilities without prior authorization or approval when necessary or advisable, in such Development Operator’s good faith judgment, to deal with emergencies, including well blowouts, fires, oil spills, or any other similar event, which may endanger property, lives, or the environment. Each Development Operator shall as soon as practicable report to the Parties the nature of any such emergency which arises, the measures it intends to take in respect of such emergency and the estimated related expenditures.

(i) To the extent reasonably within the control of any Development Operator or the other Parties conducting any Development Operation, but subject to Development Operator’s obligations, under Section 4.6 (including the obligation to act as a reasonable, prudent operator) the Development Operation shall be conducted consistent with the applicable Development Plan and Annual Work Plan and Budget.

(j) From and after the Drilling Carry Termination Date, without limiting the access of a Party to such other information as such Party may be entitled pursuant to this Agreement or any Applicable Operating Agreement, each Annual Work Plan and Budget shall contain at least the following, to the extent in the possession of the Development Operator:

(i) all Development Operations that are expected to be conducted during such Calendar Year pursuant to the applicable Development Plan;

(ii) an estimate of lease maintenance costs and expenditures required under the terms of existing leases or existing third-party contracts for the benefit of Development Operations (including each Party’s share thereof);

(iii) reasonably itemized estimates of the Development Costs (including each Party’s share thereof) for Development Operations covered by the proposed Annual Work Plan and Budget and Development Plan by budget category, containing sufficient detail (to the extent readily available) to afford the ready identification of the nature, scope and duration of the activity in question;

(iv) the number of wells proposed to be drilled as part of the Development Operations during such Calendar Year, the proposed locations of such wells (to the extent reasonably ascertainable at the time such Annual Work Plan and Budget and Development Plan is proposed), and the estimated Development Costs (including each Party’s share thereof) associated therewith;

(v) estimates of the schedule pursuant to which the Parties’ share of Development Costs for Development Operations included in the Annual Work Plan and Budget and Development Plan are anticipated to be incurred by the Parties; and

(vi) any other information requested in writing by a Party that can reasonably be provided by the Development Operator.

(k) If and to the extent that Reliance is entitled to become Development Operator pursuant to Section 4.5, 7.1, 7.3 or 10.1 (but, in the case, of Section 10.1, only for so long as Atlas shall be in default), then Atlas shall no longer be entitled to exercise any of its rights set forth in Section 5.2 and 5.3, and thereafter Reliance shall be entitled to exercise all of Atlas’s rights set forth in Section 5.2 and 5.3.

Section 5.4 Contract Awards After the Drilling Carry Period. From and after the Drilling Carry Termination Date, prior to entering into a Development Operations Contract that can reasonably be expected to result in aggregate payments to the counterparty of more than ten million dollars during any Calendar Year, a Development Operator shall (i) consult with the other Party with respect thereto and (ii) provide a summary of the material terms of such contract to the other Party.

Section 5.5 Reports. The Development Operator shall provide the following data and reports to the Joint Development Committee no less frequently than at the meetings called for pursuant to Sections 5.1(b) and 5.1(c), and otherwise from time to time as a Party may reasonably request, for each Development Operation for which it serves as the Development Operator:

(a) copies of all logs or surveys, including in digitally recorded format if such exists;

(b) daily drilling and production reports;

(c) copies of all tests and core data and analysis reports;

(d) final well recap reports;

(e) copies of all plugging reports;

(f) subject to the sentence below: (i) engineering studies, development schedules and annual progress reports on development projects; and (ii) field and well performance reports, including reservoir studies and reserve estimates;

(g) copies of written notices provided by any third Person regarding material violations or potential material violations of applicable Law;

(h) copies of all material reports provided to any governmental authority;

(i) upon written request of a participating Party, copies of any material correspondence between such Development Operator and any governmental authority;

(j) copies of all title opinions, including as applicable drill site title opinions and division order title opinions; and

(k) such other information as may be reasonably requested by a Party entitled to participate in such Development Operation (and then only with respect to such Development Operation).

Notwithstanding the foregoing, if any of the foregoing data or reports under clause (f) above is generated, assembled or prepared by a third party that is not an Affiliate of Development Operator (“Third Party Prepared Information”), then unless the costs of such third party’s services with respect to such Third Party Prepared Information are chargeable to the joint account for such participating Parties, the Development Operator shall not be required to furnish such Third Party Prepared Information to any participating Party, other than any participating Party that pays Development Operator its Participating Interest Share of the cost of such Third Party Prepared Information.

Section 5.6 Certain Affiliate Contracts. All work performed or materials supplied by Affiliates or related parties of a Development Operator shall be performed or supplied at competitive rates, pursuant to written agreements, and in accordance with customs and standards prevailing in the industry. Notwithstanding the foregoing, Atlas or an Affiliate of Atlas is party to two drilling services contracts with Crown Drilling, an Affiliate of Atlas, and the Parties hereby agree that each of such contracts as existing on the Effective Date meet the requirements of this Section 5.6.

Section 5.7 Participation or Non-Participation During the Drilling Carry Period. During the Drilling Carry Period, no Party shall be entitled to make any non-consent or similar election under any Applicable Operating Agreement; provided, however, that, for any Calendar Year that is an Excess Cost Year, each Party shall be entitled to make any non-consent or similar election under any Applicable Operating Agreement; provided further, that Reliance shall not be entitled to make any non-consent or similar election during any Excess Cost Year with respect to more than 200 wells. If Reliance shall make any non-consent or similar election under any Applicable Operating Agreement during an Excess Cost Year during the Drilling Carry Period, then, notwithstanding the consequences of non-participation elections as set forth in the Applicable Operating Agreement, Reliance shall remain responsible for, and shall pay to Atlas (on the same basis as if Reliance had not made any non-consent or similar election under the Applicable Operating Agreement), 75% of the aggregate Qualified Costs included within the Atlas Development Costs. Any election by Reliance to non-consent or similar election under any JOA for an Excess Cost Year shall be made to Atlas in writing no later than 30 days after Atlas shall have presented to Reliance the Annual Work Plan and Budget for such Excess Cost Year.

Section 5.8 Reimbursement of Development Operator for Overhead Costs.

(a) From and after the Effective Date until the expiration of this Agreement, notwithstanding anything to the contrary set forth in Article V of this Agreement or Exhibit “C” or similar accounting provisions of any Applicable Operating Agreement, as between the Parties, each Party and any transferee of all or any such Party’s Participating Interest Share will be responsible for and pay its Participating Interest Share of certain overhead costs and expenses (“Direct Overhead Costs”) incurred by Atlas in connection with Development Operations in accordance with Exhibit I. The Multi-Year Plan reflects the Development Operator’s estimate of Direct Overhead Costs during the Initial Development Period.

(b) Prior to Reliance being entitled to act as a Development Operator for any Project Area, Atlas and Reliance shall mutually agree a reasonable overhead allocation methodology for the Project Areas to be operated by Reliance, and in the absence of such agreement, Atlas and Reliance will agree a standard COPAS overhead election under Article III of the JOA Accounting Procedure.

(c) No later than the date that is six months prior to the expiration of this Agreement, the Parties will mutually agree on the treatment of overhead following expiration of this Agreement under a standard COPAS overhead election under each Applicable Operating Agreement; provided that until such agreement is reached, notwithstanding the termination or expiration of this Agreement, the overhead allocation methodology applicable to each such party pursuant to this Section 5.8 shall continue to apply.

ARTICLE VI

AREA OF MUTUAL INTEREST AND ADDITIONAL ACREAGE

Section 6.1 Area of Mutual Interest. The Parties agree that the Area of Mutual Interest (the “AMI”) will include Allegheny, Armstrong, Butler, Cambria, Clarion, Clearfield, Fayette, Greene, Indiana, McKean, Somerset, Washington and Westmoreland Counties, Pennsylvania, and Preston County, West Virginia. For the avoidance of doubt, the AMI includes all depths within such counties.

Section 6.2 Acquisition of Acreage in the AMI. If, after the date hereof, Atlas or any of its Affiliates (collectively, the “Atlas Persons”) or Reliance or any of its Affiliates (collectively, the “Reliance Persons”), directly or indirectly, acquire any additional acreage within the AMI to complete a Drilling Unit, Atlas, with respect to acquisitions by an Atlas Person, and Reliance, with respect to acquisitions by a Reliance Person, will promptly provide written notice to the other Party of such acquisition, including the material terms and conditions of such acquisition. Within 30 days after such notice is delivered to the other Party, such Party shall purchase its Participating Interest Share of such acquired acreage in the AMI from the applicable Atlas Person or Reliance Person, as the case may be. At the closing of such purchase, the purchasing Party will be required to pay in cash to the selling Party its Participating Interest Share of the acquisition costs and third party expenses, including lease bonuses, broker fees, abstract costs, title opinion costs and all other third party costs of due diligence, including reasonable attorneys’ fees (“Acquisition Costs”). If any Reliance Person desires to acquire acreage within the AMI to complete a Drilling Unit, such Reliance Person shall provide written notice to Atlas of the proposed acquisition, and Atlas, as the exclusive leasing agent pursuant to Section 6.5, shall acquire such acreage, at Reliance’s sole cost and expense, and immediately thereafter assign such acreage to Reliance subject to Atlas’s obligation to purchase its Participating Interest Share of such acquired acreage pursuant to this Section 6.2.

Section 6.3 Acquisition of Option Acreage.

(a) If, after the date hereof, an Atlas Person, directly or indirectly, acquires or seeks to acquire any additional acreage within the AMI that is not required to complete a Drilling Unit, then subject to the last sentence of this Section 6.3(a), Atlas (i) will in the case of any acquisition that has already taken place and (ii) may in the case of proposed acquisition promptly provide written notice to Reliance of such acquisition or proposed acquisition, as applicable, including the material terms and conditions of such acquisition (the “Acquisition Notice”). Within 15 days after such Acquisition Notice is delivered to Reliance, Reliance will have the option to acquire all, but not less than all, of its Participating Interest Share of such “non-unit” acreage (the “Option Acreage”) on the same terms and conditions on which the Atlas Person acquired or has proposed to acquire the Option Acreage by providing written notice of such election to Atlas. If Reliance fails to exercise its option within such 15-day period, Reliance shall be deemed to have made an election not to participate. Notwithstanding the foregoing, if an Atlas Person acquires additional acreage in the AMI within six months after the end of a Cure Period (as defined in the Purchase Agreement) for a Title Defect (as defined in the Purchase Agreement) that such Atlas Person intends to assign to Reliance as Substitute Acreage pursuant to Section 11.4(a)(iii) of the Purchase Agreement with respect to such Title Defect acreage, then such acquired acreage shall not be subject to the requirements hereof and shall not be treated as Option Acreage; provided, however, that any such acreage that is not assigned to Reliance pursuant to Section 11.4(a)(iii) of the Purchase Agreement by the Substitution Date applicable to such Title Defect shall then become treated as Option Acreage and become subject to the requirements hereof relating to Option Acreage.

(b) If Reliance elects not to participate in accordance with Section 6.3(a), the Atlas Person will retain 100% of the Option Acreage, which will be excluded from the AMI and will not be governed by the terms of this Agreement or any JOA.

(c) If Reliance elects to participate in accordance with Section 6.3(a), Reliance shall purchase its Participating Interest Share of such acquired acreage from the Atlas Person within 15 days of its election in the case of any acquisition that has already taken place, or in the case of a proposed acquisition no later than the later of (such date, the “Payment Date”) (i) the closing of such acquisition and (ii) five days after the date Reliance has notified Atlas that it has elected to participate in the acquisition of such Option Acreage. At the closing of such purchase in the case of any acquisition that has already taken place, Reliance will be required to pay its Participating Interest Share of the Acquisition Costs in cash to the Atlas Person; provided in the case of a prospective acquisition, Reliance will make arrangements satisfactory to Atlas to fund its portion of such acquisition not later than the Payment Date. The oil and gas interests in which Reliance elects to participate with any Atlas Person in accordance with this Section 6.3 will be referred to as the “Acquired Interests.” At the closing of such purchase of the Acquired Interests, the Atlas Person shall deliver to Reliance an assignment of its Participating Interest Share of the Acquired Interests in the Form of Assignment, without warranty of title either express or implied, except as to adverse claims made by, through or under the applicable Atlas Person, but not otherwise, unless and to the extent the transferor makes warranties to the applicable Atlas Person, in which case such warranties shall also apply to Reliance. Reliance will be responsible for and will pay the costs of recording such assignment in the real property records of the appropriate county or township as applicable.

(d) If at any time, there are more than two parties to this Agreement and only one Non-Operating Interest Holder elects to participate in the acquisition, then the interest shall be shared between the two participating parties in the proportion that their respective participating interests under this Agreement bears to the sum of their interests.

(e) In addition to paying its Participating Interest Share of the Acquisition Costs in connection with any acquisition of Option Acreage pursuant to this Section 6.3, Reliance shall also be required to make the following additional payments to Atlas at the closing of any such purchase:

(i) With respect to the first 50,000 gross acres of Option Acreage that Reliance elects to purchase its Participating Interest Share pursuant to this Section 6.3, Reliance shall not be required to make any additional payment to Atlas;

(ii) With respect to the next 50,000 gross acres of Option Acreage that Reliance elects to purchase its Participating Interest Share pursuant to this Section 6.3 that is in excess of the Option Acreage in Section 6.3(e)(i), Reliance shall pay Atlas an amount in cash equal to the product of (A) $750.00, multiplied by (B) the Net Acres in which Reliance elects to purchase its Participating Interest Share, multiplied by, (C) the Reliance’s Participating Interest Share; and

(iii) With respect to any gross acres of Option Acreage in excess of 100,000 gross acres, Reliance shall pay Atlas an amount in cash equal to the product of (A) $1,500.00, multiplied by (B) the Net Acres in which Reliance elects to purchase its Participating Interest Share, multiplied by, (C) the Reliance’s Participating Interest Share.

Section 6.4 Applicable AMI Acreage. For the purposes of the Parties’ respective rights and obligations under this Agreement:

(a) If an Atlas Person acquires any additional acreage that lies partially within and partially outside of the AMI, all such additional acreage shall be deemed to be within the AMI and the relevant Participating Interest Share shall cover all depths acquired by Atlas with respect to the applicable acquisitions; provided, however, that, except as set forth in Section 6.4(b), the rights and obligations set forth in Section 6.2 and Section 6.3 will not apply to acquisitions of acreage by an Atlas Person that occur as a result of an Atlas Business Transaction.

(b) Notwithstanding the proviso in Section 6.4(a), if, after the Effective Date, an Atlas Person acquires any acreage in the AMI (i) directly or indirectly as a result of a consolidation, amalgamation, merger or other business combination, or through the acquisition of stock or equity interests or (ii) by acquiring all or substantially all of the assets of a third party unaffiliated with Atlas Parent, Atlas Energy, Reliance Parent, Reliance and any of their respective Affiliates (each of the transactions described in clauses (i) and (ii), an “Atlas Business Transaction”), and if:

(A) the aggregate consideration in the Atlas Business Transaction exceeds $500 million, and acreage within the AMI represents 50% or more of the total value of the acquired equity or assets (or, in the case of a consolidation, amalgamation, merger or other business combination, 50% or more of the total value of such third party) at the time of such acquisition; or

(B) the aggregate consideration in the Atlas Business Transaction is $500 million or less, and acreage within the AMI represents 33% or more of the total value of the acquired equity or assets (or, in the case of a consolidation, amalgamation, merger or other business combination, 33% or more of the total value of such third party) at the time of such acquisition;

then, in each of cases (A) and (B), such acreage within the AMI acquired as a result of the Atlas Business Transaction shall be treated as Option Acreage, and the Atlas Person shall be obligated to provide Reliance with the option to acquire all, but not less than all, of its Participating Interest Share of such acreage on the same terms and conditions on which the Atlas Person acquired such acreage, with the price based on the value reasonably allocated to such acreage by such Atlas Person in such acquisition and otherwise pursuant to the terms and procedures set forth in Section 6.3. Notwithstanding anything in this Agreement to the contrary, Atlas and its Affiliates may acquire oil and gas interests from any Person owning acreage in the AMI if such acreage represents less than 50% of the total value of the interests acquired or to be acquired, and Reliance and its Affiliates shall have no option to acquire any portion of such acreage.

(c) Except as set forth in Section 2.3 or otherwise in this Article VI, no Reliance Person shall, without the prior written consent of Atlas, directly or indirectly, acquire or purchase any acreage in the AMI; provided, however, that Reliance and its Affiliates may (i) directly or indirectly acquire acreage in the AMI as a result of a consolidation, amalgamation, merger or other business combination, or through the acquisition of stock or equity interests or (ii) acquire all or substantially all of the assets of a third party unaffiliated with Atlas Parent, Atlas Energy, Reliance Parent, Reliance and any of their respective Affiliates (each of the transactions described in clauses (i) and (ii), a “Reliance Business Transaction”), and if:

(A) the aggregate consideration in the Reliance Business Transaction exceeds $500 million, and acreage within the AMI represents 50% or more of the total value of the acquired equity or assets (or, in the case of a consolidation, amalgamation, merger or other business combination, 50% or more of the total value of such third party) at the time of such acquisition; or

(B) the aggregate consideration in the Reliance Business Transaction is $500 million or less, and acreage within the AMI represents 33% or more of the total value of the acquired equity or assets (or, in the case of a consolidation, amalgamation, merger or other business combination, 33% or more of the total value of such third party) at the time of such acquisition;

then, in each of cases (A) and (B), the Reliance Person shall be obligated to provide Atlas with the option to acquire all, but not less than all, of its Participating Interest Share of such acreage acquired in the Reliance Business Transaction on the same terms and conditions on which the Reliance Person acquired such acreage, with the price based on the value reasonably allocated to such acreage by such Reliance Person in such acquisition and otherwise pursuant to the terms and procedures set forth in Section 6.3 (with the provisions relating to Atlas or Atlas Person set forth therein applying to Reliance or Reliance Person mutatis mutandis). Notwithstanding anything in this Agreement to the contrary, Reliance and its Affiliates may acquire oil and gas interests from any Person owning acreage in the AMI if such acreage represents less than 50% of the total value of the interests acquired or to be acquired, and Atlas and its Affiliates shall have no option to acquire any portion of such acreage.

Section 6.5 Leasing Responsibility. Notwithstanding anything to the contrary in this Agreement, but subject to Reliance’s rights in Section 2.3, Article VI and Article VIII, Atlas (or such Subsidiary it may designate) is hereby designated, and shall act, as the only Party entitled to lease or otherwise acquire any and all acreage in the AMI.

Section 6.6 Third Party Agreements. If, in the acquisition of acreage pursuant to this Article VI, the Party acquiring such acreage deems it necessary or prudent to enter into a Third Party Agreement or acquires any portion of the Acquired Interests subject to a Third Party Agreement, the terms and conditions set forth in this Agreement with respect to participation in such acreage will also be subject to the terms and conditions of the Third Party Agreement so that the Acquired Interest will be the net interest in the applicable leasehold after any third party rights have been exercised with respect to such leasehold acreage.

ARTICLE VII

TRANSFER RESTRICTIONS

Section 7.1 Restrictions on Transfer.

(a) Reliance Transfer Restrictions.

(i) During the Drilling Carry Period, without Atlas’s prior written consent, but subject to the exception set forth in Section 7.1(c)(i), neither Reliance nor any of its Affiliates shall assign, sell, transfer, convey or encumber, whether by assignment, sale, farmout, pledge or otherwise (“Transfer”), all or any portion of its rights or obligations under this Agreement or any of the Reliance Participating Interest or the Joint Interests or any other rights or interests obtained or acquired hereunder (collectively, the “Reliance Interests,” which shall be deemed to include (i) the equity interests of Reliance and (ii) the interests in an entity in which the Reliance Interests, directly or indirectly, comprise more than 50% (by value) of the assets of such entity).

(ii) After the Drilling Carry Period, and subject to the requirements of Section 7.2, Reliance and its Affiliates shall be permitted to Transfer all (but, subject to the exceptions set forth in Section 7.1(a)(iii) and Section 7.1(c), not less than all) of the Reliance Interests to any Person; provided that, if such transferee is not a Qualified Transferee, then, upon consummation of such Transfer:

(A) the restrictions contained in Section 7.1(b) shall terminate;

(B) Atlas shall have the right to assume the role of Development Operator for any or all Project Areas; and

(C) Article VI of this Agreement shall terminate.

If Atlas elects to exercise its rights under clause (B) of the preceding sentence, Atlas must provide written notice to Reliance no later than 10 days following the earlier of the public announcement of (i) the execution of a definitive agreement providing for such Transfer or (ii) the consummation of such Transfer giving rise to such right. In the event that Atlas does not send written notice to Reliance specifying whether it exercises its rights under clause (B), Atlas shall be deemed to have waived its rights under such clause.

(iii) Notwithstanding Section 7.1(a)(ii), after the Drilling Carry Period, and subject to the requirements of Section 7.2, Reliance and its Affiliates shall be permitted to Transfer less than all of the Reliance Interests to any Person; provided that, if after such Transfer, the Reliance Participating Interest following such Transfer shall be less than 50% of the Reliance Participating Interest as of the Effective Date, then, upon consummation of such Transfer:

(A) the restrictions contained in Section 7.1(b) shall terminate;

(B) Atlas shall have the right to assume the role of Development Operator for any or all Project Areas; and

(C) Article VI of this Agreement shall terminate.

If Atlas elects to exercise its rights under clause (B) of the preceding sentence, Atlas must provide written notice to Reliance no later than 10 days following the earlier of the public announcement of (i) the execution of a definitive agreement providing for such Transfer or (ii) the consummation of such Transfer giving rise to such right. In the event that Atlas does not send written notice to Reliance specifying whether it exercises its rights under clause (B), Atlas shall be deemed to have waived its rights under such clause.

(b) Atlas Transfer Restrictions.

(i) During the Drilling Carry Period, without Reliance’s prior written consent, but subject to the exception set forth in Section 7.1(c)(ii), neither Atlas nor any of its Affiliates shall Transfer all or any portion of its rights or obligations under this Agreement or any of the Atlas Participating Interest or the Joint Interests or any other rights or interests obtained or acquired hereunder (collectively, the “Atlas Interests,” which shall be deemed to include interests in an entity in which the Atlas Interests, directly or indirectly, comprise more than 50% (by value) of the assets of such entity).

(ii) After the Drilling Carry Period, and subject to the requirements of Section 7.2, Atlas and its Affiliates shall be permitted to Transfer all (but, subject to the exceptions set forth in Section 7.1(b)(iii) and Section 7.1(c) and the Atlas Credit Agreement, not less than all) of the Atlas Interests to any Person; provided that, if such transferee is not a Qualified Transferee, then:

(A) upon the earlier of the execution of a definitive agreement providing for such Transfer or the consummation of such Transfer, the restrictions contained in Section 1 of the Standstill, AMI and Transfer Restriction Agreement shall terminate;

(B) upon consummation of such Transfer, the restrictions contained in Section 7.1(a) shall terminate;

(C) upon consummation of such Transfer, Reliance shall have the right to assume the role of Development Operator for any or all of the Joint Interests; and

(D) upon consummation of such Transfer, Article VI of this Agreement shall terminate.

If Reliance elects to exercise its rights under clause (C) of the preceding sentence, Reliance must provide written notice to Atlas no later than 10 days following the earlier of the public announcement of (i) the execution of a definitive agreement providing for such Transfer or (ii) the consummation of such Transfer giving rise to such right. In the event that Reliance does not send written notice to Atlas specifying whether it exercises its rights under clause (C), Reliance shall be deemed to have waived its rights under such clause.

(iii) Notwithstanding Section 7.1(b)(ii), after the Drilling Carry Period, and subject to the requirements of Section 7.2 and the Atlas Credit Agreement, Atlas and its Affiliates shall be permitted to Transfer less than all of the Atlas Interests to any Person; provided that, if after such Transfer, the Reliance Participating Interest shall represent a greater percentage interest in the Joint Interests than the Atlas Participating Interest shall represent in the Joint Interests, then:

(A) upon the earlier of the execution of a definitive agreement providing for such Transfer or the consummation of such Transfer, the restrictions contained in Section 1 of the Standstill, AMI and Transfer Restriction Agreement shall terminate;

(B) upon consummation of such Transfer, the restrictions contained in Section 7.1(a) shall terminate;

(C) upon consummation of such Transfer, Reliance shall have the right to assume the role of Development Operator for any or all of the Joint Interests; and

(D) upon consummation of such Transfer, Article VI of this Agreement shall terminate.

If Reliance elects to exercise its rights under clause (C) of the preceding sentence, Reliance must provide written notice to Atlas no later than 10 days following the earlier of the public announcement of (i) the execution of a definitive agreement providing for such Transfer or (ii) the consummation of such Transfer giving rise to such right. In the event that Reliance does not send written notice to Atlas specifying whether it exercises its rights under clause (C), Reliance shall be deemed to have waived its rights under such clause.

(c) Permitted Transfers.

(i) Notwithstanding the restrictions on Transfer set forth in Section 7.1(a), but subject to the requirements of Section 7.2, Reliance and its Affiliates may (A) encumber all or a portion of the Reliance Interests solely for financing purposes, subject to the express subordination of any such encumbrance to the rights and obligations of the parties under this Agreement and the Associated Agreements (provided that, after the Drilling Carry Period only, in making any such encumbrance, the party providing financing to Reliance or its Affiliates shall not be required to comply with the provisions of Article VII of this Agreement, but shall otherwise be required to include provisions substantially similar to the provisions set forth in Section 13.19(b) of this Agreement, with the modifications so that references to “Atlas” shall be references to “Reliance” and references to “Reliance” shall be references to “Atlas”); and (B) Transfer all or a portion of the Reliance Interests to any Affiliate of Reliance residing and domiciled within the United States; provided that no Transfer of the Reliance Interests shall relieve Reliance of its Drilling Carry Obligation.

(ii) Notwithstanding the restrictions on Transfer set forth in Section 7.1(b), but subject to the requirements of Section 7.2, Atlas and its Affiliates may (A) encumber all or a portion of the Atlas Interests solely for financing purposes, subject to the express subordination of any such encumbrance to the rights and obligations of the parties under this Agreement and the Associated Agreements (except to the extent such subordination would violate the Atlas Credit Agreement) (it being agreed that Atlas shall nonetheless be bound by the obligation set forth in Section 13.19(b) of this Agreement); and (B) Transfer all or a portion of the Atlas Interests to any Affiliate. After the Drilling Carry Period, in making any such encumbrance, the party providing financing to Atlas or any of its Affiliates shall not be required to comply with the provisions of Article VII of this Agreement, but shall otherwise be required to include provisions substantially similar to the provisions set forth in Section 13.19(b) of this Agreement. Nothing in this Agreement shall prohibit Atlas or any of its Affiliates from Transferring all or a portion of the Atlas Interests to the administrative agent and the lenders under the Atlas Credit Agreement in compliance with the terms thereof.

Section 7.2 Documentation for Transfers; Validity of Transfer. Any Transfer by either Party that is permitted pursuant to Section 7.1 shall not be effective unless such other Party has received a document executed by both the transferring Party (or its legal representative) and the permitted transferee that includes: (a) the notice address of the permitted transferee; (b) such permitted transferee’s express agreement in writing to be bound by all of the terms and conditions of this Agreement and the Applicable Operating Agreements; (c) a description of the participating interests of the transferring Party and the permitted transferee immediately following the Transfer; and (d) representations and warranties from both the transferring Party and the permitted transferee that the Transfer was made in accordance with applicable Law (including state and federal securities Law) and the terms and conditions of this Agreement and any applicable Associated Agreements. Each permitted Transfer shall be effective against the other Party as of the first Business Day of the calendar month immediately following the other Party’s receipt of the document required by this Section 7.2. Any attempted Transfer in violation of Section 7.1 or this Section 7.2 shall be, and is hereby declared, null and void ab initio.

Section 7.3 Change of Control of Atlas or Atlas Parent.

(a) Upon the earlier of the execution of a definitive agreement providing for a Change of Control of Atlas or Atlas Parent or the consummation of a Change of Control of Atlas or Atlas Parent, then (i) Article VI of this Agreement shall terminate and (ii) the restrictions contained in Section 1 of the Standstill, AMI and Transfer Restriction Agreement shall terminate. In the event that (A) a Change of Control of Atlas or Atlas Parent occurs and (B) the Acquiring Person in such Change-of-Control transaction is not a Qualified Transferee, then, upon consummation of such Change of Control:

(1) the restrictions contained in Section 7.1(a) shall terminate; and

(2) Reliance shall have the right to assume the role of Development Operator for any or all of the Joint Interests.

If Reliance elects to exercise its rights under clause (2) of the immediately preceding sentence, Reliance must provide written notice to Atlas no later than 10 days following the earlier of the public announcement of (I) if publicly disclosed, the execution of a definitive agreement providing for such Change of Control or (II) the consummation of such Change of Control. In the event that Reliance does not send written notice to Atlas specifying whether it exercises its rights under clause (II), Reliance shall be deemed to have waived its rights under such clause.

(b) Upon the occurrence of a Specified Change of Control, (i) the restrictions contained in Section 1 of the Standstill, AMI and Transfer Restriction Agreement shall terminate, (ii) the restrictions contained in Section 7.1(a) shall terminate, (iii) Reliance shall have the right to assume the role of Development Operator for any or all of the Joint Interests; and (iv) Article VI of this Agreement shall terminate.

If Reliance elects to exercise its rights under clause (iii) of the preceding sentence, Reliance must provide written notice to Atlas no later than 10 days following the earlier of the public announcement of (a) the execution of a definitive agreement providing for such Specified Change of Control or (b) the consummation of such Specified Change of Control. In the event that Reliance does not send written notice to Atlas specifying whether it exercises its rights under clause (iii), Reliance shall be deemed to have waived its rights under such clause.

Section 7.4 Maintenance of Uniform Interest. Except as permitted by Section 11.2 of the Purchase Agreement, for the purpose of maintaining uniformity of ownership in the AMI as among the Parties, from and after the expiration of the Drilling Carry Period, no Party shall Transfer any portion of its Joint Interests unless such Transfer covers the entirety of such Party’s Joint Interests, or an undivided percentage of such Party’s Joint Interests. Any Transfer of a Joint Interest shall also transfer a proportionate share of the transferring Party’s interest in this Agreement and all of the Applicable Operating Agreements. For the avoidance of doubt, nothing in this Section 7.4 shall prevent a Party from transferring Joint Interests in accordance with the terms and conditions of this Agreement.

ARTICLE VIII

RIGHT OF FIRST OFFER IN PROSPECTIVE AREA

Section 8.1 Reliance ROFO. If Atlas desires to sell to any non-Affiliate of Atlas greater than five percent (5%), in one transaction or in any series of related transactions, of the interest held by Atlas as of the date hereof in any of its leases as in effect as of the date hereof located in the Prospective Area (the “ROFO Interest”), including as a result of receiving an unsolicited third party offer, then Atlas shall promptly provide Reliance with written notice of such potential Sale (the “ROFO Notice”). Atlas shall make available all reasonable and appropriate due diligence information with respect to the Prospective Area, and Reliance shall have 30 days following receipt of the ROFO Notice (the “ROFO Period”) to review all such information. On or before the end of the ROFO Period, Reliance shall have the option (but not the obligation) (the “Reliance ROFO”) to make an offer (the “Reliance Offer”) at a specified per acre price (the “Reliance Offer Price”) for the ROFO Interest. If Reliance does not submit the Reliance Offer by end of the ROFO Period, Reliance will be deemed to have waived the Reliance ROFO. Upon receipt of the Reliance Offer, Atlas shall notify Reliance within 30 days whether it will accept the Reliance Offer on the terms and provisions set forth in the Reliance Offer, including the Reliance Offer Price; provided, however, that if (a) the Reliance ROFO is for all, and not less than all, of the ROFO Interest, (b) the Reliance Offer Price is solely for cash and is, on a present value basis as of the date thereof (using a discount rate of 10%), equal to or greater than $8,000 per Net Acre, and (c) the remaining terms of the Reliance Offer are consistent in all material respects with, and no less favorable in any material respect (except as to price), to Atlas than the terms and conditions of this Agreement, then Atlas, notwithstanding any offer Atlas may have received from a third party with more favorable terms than the Reliance Offer, shall be required to accept the Reliance Offer. If Atlas accepts the Reliance Offer, the Parties will consummate the sale of the ROFO Interest at the Reliance Offer Price and otherwise on the terms of the Reliance Offer. If Reliance fails to tender the Reliance Offer Price to Atlas and Atlas has tendered binding definitive documentation on the terms of the Reliance Offer to consummate the Transfer contemplated by the Reliance Offer within 180 days of Atlas’s acceptance of the Reliance Offer, then Reliance will be deemed to have waived the Reliance ROFO.

Section 8.2 Waiver of Reliance ROFO. If the Reliance ROFO is waived, or deemed waived pursuant to Section 8.1, or Atlas rejects the Reliance Offer as permitted under Section 8.1, then Atlas shall have the right to market, offer, negotiate, enter into an agreement and consummate the sale of the ROFO Interests described in the ROFO Notice to a third party for a period of 180 days after the expiration of the ROFO Period occurs and without any obligation to obtain the consent of Reliance to such Transfer; provided, however, that Atlas may not consummate any such sale to a third party unless such sale is (i) for a price that is higher on a net present value basis, using a discount rate of 10%, than the Reliance Offer Price and (ii) otherwise on terms the same as, or more favorable to Atlas, than the terms of the Reliance Offer. If, however, Atlas does not enter into a definitive agreement for the sale of the ROFO Interests to a third party within such 180-day period on such terms (and, if such definitive agreement is executed, such sale is not closed within the later of 180 days after the expiration of the ROFO period and 30 days following the execution of such definitive agreement), the proposed sale shall again become subject to the Reliance ROFO in Section 8.1.

Section 8.3 Applicability of Transfer Restrictions. Any sale pursuant to this Article VIII must comply with the requirements set forth in Article VII.

ARTICLE IX

LAND AND GEOSCIENCE DATA

Section 9.1 Land Information. Subject to Section 9.2, each Party will have access to existing leasehold documentation now or hereafter developed or obtained by any Party in connection with the acquisition of interests in the AMI (including the Joint Interests, but excluding any acreage with respect to which such Party either (i) elects not to acquire pursuant to Article VI or (ii) has no obligation to offer to sell to the other Party pursuant to Article VI), including all lease, land, title and division order files (including any available abstracts of title, title opinions and reports, and title curative documents), contracts, accounting records, correspondence, permitting, engineering, production, and well files (including any well logs), to the extent such access is not prohibited pursuant to any third party confidentiality agreement or applicable law. Such information has been, and shall be, provided to Reliance without warranty as to completeness or accuracy. To the extent such access is prohibited pursuant to any third party confidentiality agreement, Atlas will use its commercially reasonable efforts, at Reliance’s sole expense with Reliance’s consent, to obtain the consent of the applicable party to disclose any such data to Reliance if such disclosure is otherwise prohibited without such consent.

Section 9.2 Geoscience Data. To the extent that a Party is not prohibited pursuant to any third party agreement or applicable law, such Party will provide to any other Party, upon request, all seismic and geological data and other similar information including drainage data, seismic surveys, geological and geophysical maps, shot point location maps, information regarding fracing of wells and related information regarding the development and operation of the Joint Interests that such Party may possess. Atlas will use its commercially reasonable efforts, at Reliance’s sole expense with Reliance’s consent, to obtain the consent of the applicable party to disclose any such data to Reliance if such disclosure is otherwise prohibited without such consent. Except as provided in Section 2.5, the costs of any such information for the Joint Interests obtained following the Effective Date will be Development Costs to be borne by the Parties.

Section 9.3 No Warranty of Accuracy. THE PARTIES RECOGNIZE AND AGREE THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION, MADE AVAILABLE TO IT AT ANY TIME IN CONNECTION WITH THIS AGREEMENT, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION. EACH PARTY EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT SUCH PARTY’S OWN RISK TO THE MAXIMUM EXTENT PERMITTED BY LAW AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST THE OTHER PARTY. EACH PARTY HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED TO SUCH PARTY. NOTWITHSTANDING THE FOREGOING, THIS SECTION 9.3 SHALL NOT AFFECT THE EXPRESS RIGHTS OF THE PARTIES UNDER THE PURCHASE AGREEMENT.

ARTICLE X

DEFAULT

Section 10.1 Defaults. In the event that either Party (the “Defaulting Party”) fails to pay any amounts relating to its Participating Interest Share of Development Costs when due (provided that Atlas shall not be a Defaulting Party or otherwise be in default under this Agreement or any Associated Agreement as a consequence of its failure to fund any portion of Qualified Costs with respect to which it has elected to apply any of the Drilling Carry Obligation in accordance with Section 3.1), and such default remains uncured more than 30 days after written notice of such default (the “Notice of Default”) from the other Party (the “Non-Defaulting Party”) to such Defaulting Party, then, in addition to the remedies available to the Non-Defaulting Party under the Applicable Operating Agreements and those remedies that occur automatically pursuant to Section 10.1(b), the Non-Defaulting Party shall be entitled to exercise, in the sole discretion of the Non-Defaulting Party, any one or more of the following remedies, during the period of time that the Defaulting Party is in default:

(a) the Non-Defaulting Party, in its capacity as Development Operator, shall be entitled to offset any amounts that the Defaulting Party failed to pay and any losses, damages or expenses incurred by the Non-Defaulting Party or any of its Affiliates resulting or arising from such failure to pay, against any distributions or entitlements otherwise payable or allocable (including with respect to Oil and Gas (as defined in the JOA)) to, or funds held for the benefit of, the Defaulting Party or its Affiliates under this Agreement and any Associated Agreement;

(b) the Defaulting Party will:

(i) automatically lose the right to make or elect to participate in any proposal under this Agreement or any Applicable Operating Agreement, including under Section 5.2 and 5.3;

(ii) automatically lose the right to approve or disapprove any matter with respect to which approval is expressly required under the terms of this Agreement or any Applicable Operating Agreement (excluding any amendment or waiver of the terms of any such agreement);

(iii) subject to the proviso set forth in Section 3.5(c), automatically lose the right to access any data or information relating to any operation conducted under this Agreement or any Applicable Operating Agreement (except to the extent that the Defaulting Party has not been removed as a Development Operator, in which case the Defaulting Party shall be entitled to such data and information only as may be necessary to perform its responsibilities in such capacity);

(iv) automatically be deemed to be replaced as Development Operator, as applicable, by the Non-Defaulting Party;

(v) automatically be deemed to be a Non-Consenting Party (as defined in such Applicable Operating Agreement) for any well to be subsequently drilled under any of the Applicable Operating Agreements during the period of default;

(vi) automatically lose the right to exercise any of its rights pursuant to Articles V or VI;

(vii) automatically lose the right to exercise the right to withhold consent under any provision of Article VII; or

(viii) when Reliance is the Defaulting Party, automatically lose the right to exercise any right pursuant to Article VIII;

(c) the Non-Defaulting Party shall be entitled to seek specific performance of any of the Defaulting Party’s obligations under this Agreement or any Associated Agreement; or

(d) the Non-Defaulting Party shall be entitled to recover from the Defaulting Party all reasonable attorneys’ fees and other reasonable costs sustained in the collection of amounts owed by the Defaulting Party under this Agreement or any Associated Agreement.

Section 10.2 Non-Exclusive Remedies. The rights and remedies granted to the Non-Defaulting Party in Section 10.1 and in any Applicable Operating Agreement shall be cumulative, not exclusive, and shall be in addition to any other rights and remedies that may be available to the Non-Defaulting Party, at law, in equity or otherwise. Each right and remedy available to the Non-Defaulting Party may be exercised from time to time and so often and in such order as may be considered expedient by such Non-Defaulting Party in its sole discretion.

Section 10.3 Interest. Amounts in default pursuant to Article III and this Article X shall bear interest from the date of default to the date of collection at the lesser of (a) a rate equal to the one month London Inter-Bank Offer Rate (as published in the Wall Street Journal) plus an additional 6 percentage points, and (b) the maximum amount of interest permitted under applicable law.

ARTICLE XI

TERM AND TERMINATION

Section 11.1 Term. The term of this Agreement shall begin on the Effective Date and, unless earlier terminated by mutual written agreement of the Parties, shall continue until the twelve (12) year anniversary of this Agreement. The provisions of Sections 4.4 and 11.2 and Articles XII and XIII (other than Sections 13.1 and 13.2) shall survive termination of this Agreement.

Section 11.2 Termination. Any executed JOA shall, subject to Section 3.5, survive the termination of this Agreement. In the event there are leases in which both Parties continue to hold an interest relating to the Joint Interests that remain in effect upon termination pursuant to Section 11.1, as to which a JOA has not been executed, Atlas and Reliance shall execute JOAs covering any such leases.

ARTICLE XII

TAX PARTNERSHIP

Section 12.1 Tax Partnership. Notwithstanding any provision of this Agreement or any provision of the Associated Agreements to the contrary, the Parties agree that the operations hereunder shall constitute a partnership for federal, and to the extent allowable by Law, state and local income tax purposes, and that the provisions of the Tax Partnership Agreement are hereby incorporated into and made a part of this Agreement and will govern the legal relationship between the Parties solely with respect to federal (and if allowable, state and local) income tax matters. In the event of any conflict or inconsistency between the terms and conditions of the Tax Partnership Agreement and the terms and conditions of this Agreement or any attachment or exhibit hereto or any Applicable Operating Agreement, the terms and conditions of the Tax Partnership Agreement shall govern and control as between the Parties.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

Section 13.1 Non-Solicit; Non-Hire. Each Party shall not, and shall cause its Representatives not to, without the prior written consent of the other Party, directly or indirectly, hire, employ, retain as a contractor or enter into any contract or other agreement with any of the officers or employees of the other Party or its Affiliates, or otherwise solicit, induce or otherwise encourage any officer or employee of the other Party or its Affiliates to discontinue, cancel or refrain from entering into any relationship (contractual or otherwise) with the other Party or any Affiliate of such Party. The foregoing restriction will expire with respect to any person two years following the date on which such person’s employment with the originally employing Party or its Affiliates has terminated.

Section 13.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if by facsimile, upon confirmation by the recipient of receipt, provided that a copy of such notice has also been sent by Federal Express overnight delivery (or other reputable overnight delivery service); or (c) if by Federal Express overnight delivery (or other reputable overnight delivery service), two days after deposited with such service. Addresses for all such notices and communication shall be as follows:

To Atlas:	Atlas Energy Resources, LLC
West Pointe Corporate Center I 1550 Coraopolis Heights Road, Second Floor Moon Township, Pennsylvania 15108
	Attention: Facsimile:	Jay Hammond (412) 262-2820

with a copy to: Jones Day 717 Texas, Suite 3300 Houston, Texas 77002
	Attention: Facsimile:	Jeff Schlegel (832) 239-3600

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	David Lam
	Facsimile:	(212) 403-2000

To Reliance:	Reliance Marcellus, LLC 2000 W. Sam Houston Pkwy, Suite 700 Houston, Texas 77042
	Attention: Fax:	Vice President (713) 430-8799

Either Party may, upon written notice to the other Party, change the address and person to whom such communications are to be directed.

Section 13.3 Relationship of the Parties. This Agreement is strictly contractual in nature and is not intended to create, and shall not be construed to create, an association for profit, a trust, an agency, a joint venture, a partnership or other relationship of partnership, or entity of any kind between the Parties, or otherwise to create fiduciary duties between the Parties. Notwithstanding anything to the contrary contained herein, the Parties understand and agree that the arrangement and undertakings evidenced by this Agreement and the Purchase Agreement, taken together, result in a partnership for purposes of federal income taxation and for purposes of certain state income tax laws which incorporate or follow federal income tax principles as to tax partnerships. For these purposes, the Parties agree to be governed by the Tax Partnership Agreement. For every purpose other than the above-described income tax purposes, however, the Parties understand and agree that, except as provided in Section 13.20 with respect to the parties comprising Atlas, the Liabilities of the Parties shall be several, not joint or collective, and that each Party shall be solely responsible for its own obligations.

Section 13.4 Publicity and Recordation of Documents. Neither Atlas nor Reliance, nor their respective Affiliates, shall issue any press release or similar public announcement pertaining to this Agreement or the Associated Agreements or the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing party shall provide prior notice of such press release or public announcement to the other Party; provided, in the case of any press release or public announcement to be issued or made in connection with the consummation of this transaction, the Parties agree to reasonably cooperate in advance of such issuance or announcement. The Parties agree to cooperate in good faith and execute such documents and to take such action as may be required to have the assignments and any other documents which are necessary or helpful to establish, for purposes of public notice, Reliance’s rights in the Joint Interests filed of public record in the conveyance records of the applicable townships and counties.

Section 13.5 Waiver. No waiver by any Party, whether express or implied, of any right under any provision of this Agreement shall constitute a waiver of such Party’s right at any other time or a waiver of such Party’s rights under any other provision of this Agreement unless it is made in writing and signed by a senior executive officer of the Party giving the waiver. No failure by any Party hereto to take any action with respect to any breach of this Agreement or default by another Party shall constitute a waiver of the former Party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default by such later Party.

Section 13.6 Amendments; Binding Effect. This Agreement, including this Section 13.6 and the exhibits and schedules hereto, shall not be amended or modified except by an instrument in writing signed by or on behalf of all of the Parties. The provisions of this Agreement shall constitute a covenant running with the land and shall remain in full force and effect and be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

Section 13.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement shall create or be deemed to create any third-party beneficiary rights in any person or entity not party to this Agreement.

Section 13.8 Severability. If any provision of this Agreement, including the exhibits and schedules hereto, is held invalid or unenforceable, such invalidity or unenforceability shall not affect in any way the validity or enforceability of any other provision of this Agreement. In the event any provision is held invalid or unenforceable, the Parties shall attempt to agree on a valid or enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the tenor of this Agreement and, on so agreeing, shall incorporate such substitute provision in this Agreement; provided, that the Parties agree that any provision held to invalid or unenforceable shall be treated for all purposes as not having been included as part of the Agreement at and from signing.

Section 13.9 Governing Law; Jurisdiction, Venue; Jury Waiver.

(a) Subject to the next sentence, this Agreement and all matters pertaining hereto, including matters of performance, non-performance, breach, remedies, procedures, rights, duties, and interpretation or construction hereof, shall be governed and determined by the Law (other than the conflict of laws rules) of the State of New York. Notwithstanding the foregoing, the Law of the state in which any real property interest covered or created by or granted under this Agreement is located shall govern the following: (A) whether this Agreement creates an interest in real property for security purposes or otherwise; (B) the nature and attributes of any interest in real property that is covered or created by or granted under this Agreement; (C) the method of foreclosure of any lien created or granted under this Agreement on any interest in real property; (D) the nature of an interest in real property that results from foreclosure of any lien on any interest in real property created by or granted under this Agreement; (E) the manner and effect of recording or failing to record this Agreement or evidence of any action or transaction that occurs under this agreement and that results in the creation or transfer of any interest in real property, or (F) whether Good Cause exists for the purposes of Section 4.5.

(b) THE PARTIES HEREBY (I) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN NEW YORK, NEW YORK (THE “FEDERAL COURTS”) OR, SOLELY IF THE FEDERAL COURTS DO NOT HAVE SUBJECT MATTER JURISDICTION, THE STATE COURTS LOCATED IN NEW YORK, NEW YORK (THE “NEW YORK COURTS”) IN RESPECT OF ANY CLAIM, DISPUTE OR CONTROVERSY (OF ANY AND EVERY KIND OR TYPE, WHETHER BASED ON CONTRACT, TORT, STATUTE, REGULATION OR OTHERWISE) ARISING OUT OF, RELATING TO OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (ANY SUCH CLAIM BEING A “COVERED CLAIM”) AND FOR THE RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF; (II) IRREVOCABLY AGREE TO REQUEST THAT THE APPLICABLE COURT ADJUDICATE ANY COVERED CLAIM ON AN EXPEDITED BASIS AND TO COOPERATE WITH EACH OTHER TO ASSURE THAT AN EXPEDITED RESOLUTION OF ANY SUCH DISPUTE IS ACHIEVED; (III) WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING RAISING A COVERED CLAIM OR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF THAT ANY OF THE PARTIES HERETO IS NOT SUBJECT TO THE PERSONAL JURISDICTION OF THE FEDERAL COURTS OR NEW YORK COURTS, THAT IT IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THE VENUE THEREOF MAY BE INAPPROPRIATE OR INCONVENIENT OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS; AND (IV) IRREVOCABLY AGREE TO ABIDE BY THE RULES OF PROCEDURE APPLIED BY THE FEDERAL COURTS OR NEW YORK COURTS (AS THE CASE THE MAY BE) (INCLUDING PROCEDURES FOR EXPEDITED PRE-TRIAL DISCOVERY) AND WAIVE ANY OBJECTION TO ANY SUCH PROCEDURE ON THE GROUND THAT SUCH PROCEDURE WOULD NOT BE PERMITTED IN THE COURTS OF SOME OTHER JURISDICTION OR WOULD BE CONTRARY TO THE LAWS OF SOME OTHER JURISDICTION. THE PARTIES FURTHER AGREE THAT ANY COVERED CLAIM HAS A SIGNIFICANT CONNECTION WITH THE STATE OF NEW YORK AND WITH THE UNITED STATES, AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY OTHER JURISDICTION. EACH PARTY REPRESENTS THAT IT HAS AGREED TO THE JURISDICTION OF THE FEDERAL COURTS AND NEW YORK COURTS IN RESPECT OF COVERED CLAIMS AFTER BEING FULLY AND ADEQUATELY ADVISED BY LEGAL COUNSEL OF ITS OWN CHOICE CONCERNING THE PROCEDURES AND LAW APPLIED IN THE FEDERAL COURTS AND NEW YORK COURTS AND HAS NOT RELIED ON ANY REPRESENTATION BY ANY OTHER PARTY OR ITS AFFILIATES, REPRESENTATIVES OR ADVISORS AS TO THE CONTENT, SCOPE, OR EFFECT OF SUCH PROCEDURES AND LAW, AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY JURISDICTION.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.9.

Section 13.10 Waiver of Consequential Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS, WAIVES AND RELEASES THE OTHER PARTY FROM ITS OWN SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INCIDENTAL, AND INDIRECT DAMAGES (INCLUDING LOSS OF, DAMAGE TO OR DELAY IN PROFIT, REVENUE OR PRODUCTION) RELATING TO, ASSOCIATED WITH, OR ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. NO LAW, THEORY, OR PUBLIC POLICY SHALL BE GIVEN EFFECT WHICH WOULD UNDERMINE, DIMINISH, OR REDUCE THE EFFECTIVENESS OF THE FOREGOING WAIVER, IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH DAMAGE WAIVER IS TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY.

Section 13.11 Confidentiality.

(a) Except for disclosures to Affiliates and reasonable disclosures for financing purposes, representatives of a Party who need to know information for purposes of performing this Agreement, accountants, legal counsel and other advisors or in connection with any proposed merger or acquisition transaction involving a Party, in each case under circumstances in which the disclosing Party takes reasonable steps to maintain confidentiality, or for purposes of a sale or other transfer of interests to a third party; provided such third party has executed a confidentiality agreement, all confidential information, data and interpretations resulting from the activities under this Agreement (“Confidential Data”) shall be confidential during the term of this Agreement, except as otherwise provided herein. The term Confidential Data does not include information which (i) is generally available to the public, or (ii) is within a Party’s possession prior to the date hereof; provided that the source of such information was not known by such Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the other Party.

(b) Except as provided herein or otherwise required by Law, any Applicable Operating Agreement or any Applicable Contract (as defined in the Purchase Agreement), no Party shall distribute or disclose any Confidential Data to third parties, the press or other media, without the written consent of the other Party. In the event that any Party or its representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Confidential Data, such Party shall provide the other Party with prompt written notice of any such request or requirement so that the other Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Party, a Party or its representatives are nonetheless legally compelled to disclose Confidential Data to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Party or its representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Data which it is legally required to be disclosed; provided that such Party will exercise its best reasonable efforts to preserve the confidentiality of the Confidential Data, including by cooperating with the other Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Data by such tribunal. Further, nothing contained in this Article shall preclude any Party from making such disclosures as may be required by any applicable federal or state securities law or regulations.

Section 13.12 Schedules. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the exhibits and schedules are incorporated in the definition of “Agreement.”

Section 13.13 Interpretation. It is expressly agreed by the Parties that neither this Agreement nor any of the Associated Agreements shall be construed against any Party thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Associated Agreement or any provision hereof or thereof or who supplied the form of this Agreement or any of the Associated Agreements. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 13.14 Conflicting Provisions. This Agreement and the other Associated Agreements, read as a whole, set forth the Parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Associated Agreements, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Associated Agreements, this Agreement shall control, except in the case of the Tax Partnership Agreement, which shall control in case of a conflict with this Agreement or the other Associated Agreements.

Section 13.15 Representations and Warranties. Each Party represents and warrants to the other party as follows:

(a) Such Party is a company organized, validly existing and in good standing under the laws of the jurisdiction of its formation or incorporation.

(b) Such Party has full power and authority to enter into and perform this Agreement and each Associated Agreement to which it is a party and the transactions contemplated herein and therein. The execution, delivery, and performance by such Party of this Agreement has been duly and validly authorized and approved by all necessary company action on the part of such party. This Agreement and each of the Associated Agreements is the valid and binding obligation of such Party and enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws.

(c) In the case of Reliance, it has or will have available to it sufficient funds with which to pay the full amount of Drilling Carry Cap and to fund its Proportionate Interest Share of Development Costs.

(d) In the case of Atlas, it has or will have available to it sufficient funds with which to fund its Proportionate Interest Share of Development Costs that are not otherwise paid by Reliance in connection with the Drilling Carry Obligation.

Section 13.16 Entire Agreement. This Agreement, the Associated Agreements entered into on the Effective Date and the exhibits and schedules hereto and thereto, and any other documents delivered in connection with this Agreement contain the entire agreement of the Parties with respect to the subject matter hereof and supersede all previous agreements or communications between the Parties, verbal or written, with respect to the subject matter hereof. Each Party agrees that no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in this Agreement, the Associated Agreements, and the exhibits and schedules hereto and thereto.

Section 13.17 Further Assurances. The Parties shall provide to each other such information with respect to the transactions contemplated hereby as may be reasonably requested and shall execute and deliver to each other such further documents and take such further action as may be reasonably requested by any Party to document, complete or give full effect to the terms and provisions of this Agreement and the transactions contemplated herein.

Section 13.18 Memorandum. As of the Effective Date, the Parties shall execute and deliver the Memorandum with respect to all of the Subject Oil and Gas Interests. The Parties shall execute and deliver the Memorandum from time to time as additional interests are acquired as part of the Joint Interests.

Section 13.19 Recognition of Rights.

(a) The term of the Atlas Credit Agreement currently expires on June 29, 2012 (the “Scheduled Expiration Date”). If the Atlas Credit Agreement is renewed, extended or amended and restated (in each case, in whole or in part) beyond the Scheduled Expiration Date, or such facility is refinanced and the liens and security interests granted pursuant to the Atlas Credit Agreement are not released but rather remain in place (in each case, in whole or in part) and secure indebtedness under such refinancing (such renewal, restatement, extension, amendment and restatement or refinancing, the “Post 2012 Debt”), then clause (b) below shall apply with respect to such Post 2012 Debt.

(b) Atlas shall cause the credit and security agreements evidencing and securing the Post 2012 Debt (the “Post 2012 Debt Agreements”) to include definitions and provisions substantially similar to the following:

“(1) If in connection with any foreclosure, exercise of remedies, transaction in lieu of foreclosure, restructuring or workout, whether in or out of bankruptcy, any of the collateral provided by the Participation and Development Agreement, dated as of April [    ], 2010 (the “Participation Agreement”), by and among Atlas Energy Resources, LLC, Atlas America, LLC, Viking Resources LLC, Atlas Resources LLC and Reliance Marcellus, LLC that is securing the debt (such collateral, the “PDA Collateral”) is to be (or is) assigned, transferred or sold (each a “Collateral Agent Transfer”), then:

(A) the Transferee shall execute an agreement whereby the Transferee acknowledges and agrees that it has become a party to and bound by the terms of the Participation Agreement (as to the PDA Collateral transferred to such Transferee) and that the PDA Collateral is and will continue to be subject to the terms and conditions of the Participation Agreement; and

(B) notwithstanding anything to the contrary, in making any assignment, sale or transfer of any part of the PDA Collateral, the Collateral Agent shall not be required to comply with the provisions of Article VII of the Participation Agreement; provided that each Transferee of any part of the PDA Collateral shall be bound by the provisions of Article VII of the Participation Agreement (as well as the other provisions of the Participation Agreement).

(2) The Collateral Agent agrees that if pursuant to Section 4.5, 7.1, 7.3 or 10.1 of the Participation Agreement, Reliance is entitled to become operator of the Joint Interests, nothing in the debt agreements for such debt will prevent or impair Reliance from taking over operatorship of the Joint Interests in accordance with the terms of the Participation Agreement.

(3) Collateral Agent agrees to enter into an agreement with Atlas and Reliance wherein Collateral Agent confirms its agreement to comply (and, if there is a Collateral Agent Transfer, agrees to enter into an agreement with the Transferee pursuant to which the Transferee agrees to comply) with the requirements set forth in the preceding subparagraphs (1) and (2), as applicable.”

Section 13.20 Joint and Several Liability. Notwithstanding any provision of this Agreement to the contrary, each of the parties comprising Atlas shall be jointly and severally liable for all of the Liabilities of Atlas under this Agreement.

Section 13.21 Multiple Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one agreement binding on the Parties hereto. A facsimile or email transmission of a scanned, executed counterpart of this Agreement shall be sufficient to bind a party hereto to the same extent as an original.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed and effective as of the Effective Date first above written.

Atlas Energy Resources, LLC a Delaware limited liability company	Reliance Marcellus, LLC a Delaware limited liability company

By:	By:
Name:	Name:
Title:	Title:

Atlas America, LLC a Pennsylvania limited liability company

By:
Name:
Title:

Viking Resources LLC a Pennsylvania limited liability company

By:
Name:
Title:

Atlas Resources LLC a Pennsylvania limited liability company

By:
Name:
Title:

[Signature Page to Participation and Development Agreement]